Exhibit 10.1

AMENDED & RESTATED LOAN AND SECURITY AGREEMENT
among
THE TRADE DESK, INC.,
as the Borrower,
the Lenders from time to time party hereto,
JPMORGAN CHASE BANK, N.A., as the Agent,
JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION,
as Joint Bookrunners and Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents, and

BMO BANK N.A., KEYBANK NATIONAL ASSOCIATION and SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY,
as Co-Documentation Agents

Dated as of April 14, 2026

i

v

Schedules
Schedule 1.01(a)    Closing Date Immaterial Subsidiaries
Schedule 1.01(b)    Existing Letters of Credit
Schedule 1.01(c)    Legacy Letters of Credit
Schedule 3.04(a)    Commercial Tort Claims
Schedule 3.05    Pledged Interests
Schedule 6.01(f)    Consents and Authorizations
Schedule 6.01(g)    Ownership
Schedule 6.01(v)    ERISA Plans
Schedule 6.01(w)    Material Intellectual Property
Schedule 8.01(ii)    Existing Indebtedness
Schedule 8.05    Existing Liens
Annexes
Annex A-1     Lenders and Commitments
Annex A-2    Letter of Credit Commitments

Exhibits
Exhibit A-1    Revolving Credit Note
Exhibit A-2    Swingline Note
Exhibit B    Notice of Borrowing
Exhibit C    Notice of Continuation/Conversion
Exhibit D    Form of Perfection Certificate
Exhibit E    Letter of Credit Request
Exhibit F    Financial Condition Certificate
Exhibit G    Closing Certificate
Exhibit H    Compliance Certificate
Exhibit I     Assignment and Acceptance
Exhibit J-1 to J-4    U.S. Tax Compliance Certificates

AMENDED & RESTATED LOAN AND SECURITY AGREEMENT
This AMENDED & RESTATED LOAN AND SECURITY AGREEMENT, dated as of April 14, 2026, among (i) THE TRADE DESK, INC., a Nevada corporation (“TTD” or the “Borrower”), (ii) each of the financial institutions identified as a “Lender” on Annex A-1 attached hereto (together with each of its respective successors and assigns, and any Incremental Lender, each a “Lender” and, collectively, the “Lenders”), (iii) each Letter of Credit Issuer party hereto and (iv) JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (JPMCB, when acting in such agency capacity, herein called the “Agent”).
W I T N E S S E T H :
WHEREAS, reference is made to that certain Loan and Security Agreement, dated as of June 15, 2021 (the “Original Closing Date”) (as amended by Amendment No. 1 to Loan and Security Agreement, dated as of December 17, 2021, as amended by Amendment No. 2 to Loan and Security Agreement, dated as of February 9, 2023, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), among the Borrower, the lenders and letter of credit issuers party thereto from time to time and JPMorgan Chase Bank, N.A., as the Agent;
WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to (a) make loans and other extensions of credit to the Borrower consisting of a revolving credit line in an amount of Seven Hundred and Fifty Million Dollars ($750,000,000) and (b) amend and restate the Original Credit Agreement in its entirety as set forth herein;
NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Borrower, the Lenders, and the Agent, each intending to be legally bound, hereby agree as follows:
ARTICLE I.DEFINITIONS
SECTION 1.01General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party in an acquisition; provided that such Indebtedness (i) was in existence prior to the date of such acquisition and (ii) was not incurred in connection with, or in contemplation of, such acquisition.
“Acquisition Indebtedness” means Indebtedness of the Borrower or any Subsidiaries incurred solely for the purpose of financing an acquisition; provided that either (i) (x) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the substantially simultaneous consummation of the acquisition and (y) in the event of termination of the definitive agreement for such acquisition, such Indebtedness shall be promptly applied to satisfy and discharge such Indebtedness or (ii) (x) such Indebtedness contains a special mandatory redemption or similar provision if the acquisition is not consummated by the date specified in the definitive documentation related to such Indebtedness and (y) in the event of termination of the definitive agreement for such acquisition, such Indebtedness is redeemed or prepaid within ninety (90) days of such termination or such specified date.

“Advance” means a Base Rate Advance or a Term Benchmark Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by, or is a general partner of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of Voting Interests, by contract or otherwise). Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of the Borrower: (i) any Guarantor and (ii) all Subsidiaries of the Borrower.
“Agent” has the meaning specified in the introductory paragraph.
“Agent Fee Letter” means that certain Fee Letter, dated as of March 23, 2026, by and among TTD and the Agent.
“Agent’s Payment Account” means an account at the Bank designated on the Closing Date and from time to time thereafter by the Agent to the Lenders and the Borrower as the “Agent’s Payment Account”.
“Aggregate Revolving Credit Commitment” shall mean Seven Hundred and Fifty Million Dollars ($750,000,000), as such amount may be decreased by the amount of any permanent reductions in the Commitments made in accordance with Section 2.05 and increased by the amount of any Incremental Revolving Credit Commitments established in accordance with Section 2.16, representing the aggregate amount of the Revolving Credit Commitments of the Lenders.
“Agreement” means this Amended & Restated Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.
“Alternative Currency” means (i) Euros, (ii) Australian Dollars, (iii) Sterling, (iv) Canadian dollars and (v) any other currency other than Dollars that is freely available, freely transferable and freely convertible into Dollars; provided that at the time of issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than Dollars, such other currency is acceptable to the Agent and the Letter of Credit Issuer in respect of such Letter of Credit.
“Anniversary Date” has the meaning specified in Section 2.15(a).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to the Bank Secrecy Act (31 U.S.C. § 5311 et seq.).

“Applicable Parties” has the meaning specified in Section 11.13(c).
“Applicable Rate” means the percentage set forth in the following table that corresponds to the most recent Total Leverage Ratio calculation delivered to Agent pursuant to Section 7.11(d) (the “Leverage Ratio Calculation”); provided that for the period from and including the Closing Date until and excluding the date on which a new Applicable Rate shall be effective pursuant to the following paragraph, the Applicable Rate shall be set at the margin in the row styled “Level I”; provided further, (i) that after notice to the Borrower from Agent acting at the direction of the Required Lenders, after the occurrence and during the continuance of any Event of Default (other than an Event of Default pursuant to Section 10.01(c)), and (ii) automatically after the occurrence and during the continuance of any Event of Default pursuant to Section 10.01(c), the Applicable Rate shall be set at the margin in the row styled “Level IV”:

Level	Total Leverage Ratio	Base Rate Advances	Term Benchmark Advances	Unused Line Fees
I	Less than or equal to 1.00:1.00	0.125%	1.125%	0.125%
II	Greater than 1.00:1.00 but less than or equal to 2.00:1.00	0.250%	1.250%	0.150%
III	Greater than 2.00:1.00 but less than or equal to 3.00:1.00	0.375%	1.375%	0.175%
IV	Greater than 3.00:1.00	0.500%	1.500%	0.200%

Except as set forth in the foregoing proviso, no change in the Applicable Rate shall be effective until after the third Business Day of the month following the date on which the Agent shall have received a Leverage Ratio Calculation; provided, that if Borrower fails to deliver the Leverage Ratio Calculation within the time periods specified in Section 7.11(d), then the Applicable Rate from and including the first day of the month following the date on which the Leverage Ratio Calculation was required to be delivered to but not including the date the Borrower delivers to the Agent such Leverage Ratio Calculation shall be set at the margin in the row styled “Level IV” (but not retroactively), without constituting a waiver of any Event of Default occasioned by the failure to timely deliver such calculation. In the event that the information regarding a Leverage Ratio Calculation is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then the Applicable Rate in respect of such Applicable Period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to Agent for further distribution to each Lender such additional amounts (“Additional Amounts”) as are necessary so that, after receipt of such amounts, such Lender receives an amount equal to the amount it would have received had the Applicable Rate been calculated during the Applicable Period on the basis of the correct Leverage Ratio Calculation. Additional Amounts shall be payable 5 days following delivery by the Agent to the Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Agent’s calculation of the amount of any Additional Amounts owed to the Lenders. It is acknowledged and agreed that nothing in this defined term will limit the Agent’s or Lenders’ rights under the Loan Documents.
“Approved Borrower Portal” has the meaning specified in Section 11.13(a).
“Arranger” means each institution identified as a “Joint Lead Arranger” on the cover page hereto.
“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by the Agent, to be substantially in the form of Exhibit I.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.
“Auditors” means a nationally recognized firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Agent.
“Australian Dollars” means the lawful currency of Australia.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.07.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” means JPMCB, so long as JPMCB is the Agent, and, if JPMCB ceases to be the Agent, then, “Bank” shall mean a bank designated by the Required Lenders as the “Bank” for purposes hereof and which, so long as no Specified Event of Default has occurred and is then continuing, shall be consented to by the Borrower (such consent not to be unreasonably withheld or delayed).
“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) Cash Management Services; (b) products under Hedging Agreements; and (c) commercial credit card, purchase card and merchant card services and (d) other banking products or services as may be requested by a Loan Party or any of its Subsidiaries, other than Letters of Credit.

“Bank Product Agreements” means any agreements entered into from time to time by any Loan Party or any of its Subsidiaries with the Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Obligations” means Indebtedness and other obligations of any Loan Party or any of its Subsidiaries to any Bank Product Provider arising from Bank Products; provided, that, for the avoidance of doubt, in order for any Indebtedness or other obligations to constitute “Bank Product Obligations”, the applicable Bank Product Provider and the Borrower must have provided the notice required pursuant to the definition of Bank Product Provider, unless the applicable Bank Product Provider is the Agent or one of its Affiliates.
“Bank Product Provider” means the Agent, any Lender or any of their respective Affiliates; provided that no such Person (other than the Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the applicable Lender (or Affiliate, as the case may be) and the Borrower shall have each provided written notice to the Agent of (i) the existence of such Bank Product; (ii) the maximum dollar amount of the obligations arising under such Bank Product (which amount may be changed from time to time, except as provided below, by such Lender (or Affiliate, as the case may be) and the Borrower by delivering written notice to the Agent); and (iii) the methodology to be used by such parties in determining the Bank Product Obligations owing with respect thereto from time to time; provided further, that if, at any time, the Agent or a Lender ceases to be the Agent or a Lender, as applicable, under this Agreement, then, from and after the date on which it ceases to be the Agent or a Lender thereunder, neither it nor any of its respective Affiliates shall constitute Bank Product Providers other than with respect to Bank Products arising prior to the date it ceases to be the Agent or a Lender, as applicable, and the obligations with respect to Bank Products arising after the date it ceases to be the Agent or a Lender, as applicable, provided by such former Agent or former Lender or any of their respective Affiliates, as applicable, shall no longer constitute Bank Product Obligations.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.07 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.07(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Advance” means each portion of the Loans that bears interest as provided in Section 4.1(a).
“Benchmark” means, initially, with respect to any Term Benchmark Advance, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.07.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)    the Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Advance, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice

(or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely;

provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph.
“Borrower Communications” has the meaning specified in Section 11.13(c).
“Borrowing” has the meaning specified in Section 2.03(a).
“Borrowing Date” means the date on which a Borrowing is obtained.
“Business Day” means, any day other than a Saturday, a Sunday or any other day which commercial banks in New York, New York are required or permitted by law to close; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capitalized Lease Obligations” means any lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.
“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $250,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clauses (i) and (ii) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by the Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $250,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.
“Cash Netting Amount” means, as of any date, the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in an aggregate amount not to exceed $250,000,000.
“Cash Management Services” means any one or more of the following types of services or facilities (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or “group”, any subsidiary of any such “person” or “group”, or any “person” or “group” acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more, of the Voting Interests of TTD, (ii) TTD fails to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party, except where such failure is as a result of a transaction permitted under the Loan Documents, or (iii) a change in control or similar event with respect to any Loan Party, as defined or described under any indenture or agreement in respect of Material Indebtedness to which any Loan Party is a party, shall have occurred.
“Closing Date” means the date of execution and delivery of this Agreement.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Collateral” means all accounts, receivables, chattel paper, commercial tort claims (including those described on Schedule 3.04(a), as such Schedule may be amended by written notice from the Borrower to the Agent pursuant to the terms of Section 3.04(a)), deposit accounts, equipment, farm products, fixtures, general intangibles, payment intangibles, inventory, Intellectual Property, investment property, letter-of-credit rights, instruments, documents, supporting obligations, Pledged Interests, securities accounts, books and records, cash, Cash Equivalents, real estate, and all other personal property of each Loan Party, and in each case, products and proceeds (including insurance proceeds) of the foregoing. Notwithstanding the foregoing, “Collateral” shall not include any Excluded Property.
“Collateral and Guarantee Period” has the meaning specified in Section 11.10.
“Collateral and Guarantee Reinstatement Trigger Event” means any day following a Collateral and Guarantee Suspension Date on which (a) the Borrower’s corporate family rating shall be less than the following from at least two of the following three ratings agencies: (i) Baa3 from Moody’s, (ii) BBB- from S&P and (iii) BBB- from Fitch, in each case, with a stable or better outlook or (b) the Borrower notifies the Agent in writing that it has elected to terminate a Collateral and Guarantee Suspension Period.
“Collateral and Guarantee Suspension Date” means any Business Day following the Closing Date on which (a) the Borrower has achieved a corporate family rating equal to or higher than the following from at least two of the following three ratings agencies: (i) at least Baa3 from Moody’s, (ii) at least BBB- from S&P and (iii) at least BBB- from Fitch, in each case, with a stable or better outlook and (b) the Agent shall have received a certificate from a Responsible Officer of the Borrower certifying (1) as to the satisfaction (or concurrent satisfaction) of the foregoing and (2) that no Default or Event of Default has occurred and is continuing at such time; provided that, in the event that any secured Indebtedness of the Loan Parties is outstanding on the proposed Collateral and Guarantee Suspension Date and will remain outstanding as Indebtedness secured by the Collateral after the Collateral and Guarantee Suspension Date, then such Collateral and Guarantee Suspension Date shall be deemed not to have occurred unless the Liens securing such Indebtedness would be permitted to be incurred under the Priming Liens Basket as of such Collateral and Guarantee Suspension Date.

“Collateral and Guarantee Suspension Period” has the meaning specified in Section 11.10.
“Collateral Reinstatement Date” has the meaning specified in Section 11.10.
“Collateralization” and “Collateralize” each means, (i) with respect to any Letter of Credit, the pledge and deposit with or delivery to the Agent, for the benefit of one or more of the Letter of Credit Issuers, cash or deposit account balances of an amount equal to one hundred three percent (103%) of the undrawn amount of such Letter of Credit or, if the Agent and the applicable Letter of Credit Issuer shall agree in their reasonable discretion, the provision of other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Letter of Credit Issuer, and (ii) with respect to any Bank Product Obligation, the pledge and deposit with or delivery to the Agent, for the benefit of one or more of the Bank Product Providers, cash or deposit account balances of an amount equal to one hundred three percent (103%) of the amount of such Bank Product Obligation (as reasonably determined by the Agent to be sufficient to satisfy the estimated credit exposure with respect to such Bank Product Obligation at such time), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable Bank Product Provider.
“Commitments” means, collectively, the Revolving Credit Commitments and any other commitments that the Lenders may from time to time make to the Borrower pursuant hereto for the extension of any credit or other financial accommodation (but excluding any Bank Product Obligations).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder.
“Competitor” means each Person that is engaged in substantially similar business operations as the Loan Parties and their Subsidiaries or a subsidiary or direct holding company of a Person engaged in substantially similar business operations as the Loan Parties and their Subsidiaries; provided that, in connection with any assignment or participation if the proposed assignee Lender is an investment bank, a commercial bank, a finance company, a fund, or other Person which only has an economic interest in any such Person, and is not itself such a Person, such proposed assignee shall not be deemed to be a “Competitor”.
“Compliance Certificate” has the meaning specified in Section 7.11(d).
“Consolidated Total Assets” means, as of any date, the amount of total assets of the Borrower and its Subsidiaries on a consolidated basis as set forth on the consolidated statement of financial position of the Borrower as of the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 7.11(a) or Section 7.11(c), determined on a Pro Forma Basis.
“Continuation” has the meaning specified in Section 2.03(b).
“Convert,” “Conversion” and “Converted” each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(c).
“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the

United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.01(w); (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 12.31.
“Current Termination Date” has the meaning specified in Section 2.15(a).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that, if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default” means any of the events specified in Section 10.01, which, with the giving of notice of lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” any Lender that, as determined by the Agent, (i) has failed to perform any funding obligations hereunder, including in respect of the making of Revolving Credit Loans, the settlement of any Swingline Loans, or the funding of any risk participations in Letters of Credit and such failure is not cured within three (3) Business Days unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied; (ii) has notified the Agent, any other Lender or any Loan Party that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied); (iii) has failed, within three (3) Business Days following request by Agent or the Borrower, to confirm in a manner satisfactory to the Agent or the Borrower that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt by the Agent or the Borrower, as applicable, of such written confirmation); (iv) has become the subject of a Bail-In Action; or (v) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event or taken any action in furtherance thereof; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by TTD (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by TTD (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of TTD, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of clauses (i) through (iv), prior to the date that is 91 days after the Termination Date at the time of issuance of such Equity Interests (other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full).
“Disqualified Institution” means, on any date, (i) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Agent (A) on or prior to the Closing Date or (B) after the Closing Date, and such designation is consented to by the Agent (such consent not to be unreasonably withheld or delayed), (ii) any other Person that is a Competitor of the Borrower or any of their Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice delivered to Agent, and (iii) in the case of each Persons identified pursuant to the foregoing clauses (i) and (ii), any of their Affiliates that are either (A) identified in writing to the Agent by the Borrower from time to time or (B) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (iii), Affiliates that are bona fide debt funds); provided, that no designation of any Person as a Disqualified Institution shall retroactively disqualify any assignments or participations made to, or information provided to, such Person before it was designated as a Disqualified Institution, and such Person shall not be deemed to be a Disqualified Institution in respect of any assignments or participations made to such Person prior to the date of such designation. Upon inquiry by any Lender to the Agent, the Agent shall be permitted to provide the list of Disqualified Institutions to such Lender (including by posting such notice to the Platform). Any designation of any Person as a Disqualified Institution shall be provided to the Agent at JPMDQ_Contact@jpmorgan.com and shall become effective on the third Business Day after such notice is provided.
“Documentation Agent” means each institution identified as a “Co-Documentation Agent” on the cover page hereto.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion).
“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.
“EBITDA” means, for any period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis (i) net income (as that term is determined in accordance with GAAP) for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period, plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) paid or payable during such period, without duplication, plus (iv) all tax liabilities paid or accrued during such period, without duplication, plus (v) non-cash compensation expenses arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements, less the amount of any such expense when paid in cash to the extent not deducted in the computation of net income, plus (vi) non-cash warrant expenses, less the amount of any such expense when paid in cash to the extent not deducted in the computation of net income, plus (vii) any fees, expenses or charges (including expenses, charges and fees paid to Agent and Lenders) incurred in connection with the negotiation, execution, delivery, performance and administration of the Bank Product Agreements, the Loan Documents or any other Indebtedness (including in connection with any waiver, amendment, supplementation or other modification thereto), plus (viii) any costs or expenses incurred by a Loan Party or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, plus (ix) any fees, expenses or charges incurred in connection with mergers, acquisitions, restructurings or dispositions permitted by this Agreement, plus (x) the amount of expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings and other similar initiatives which are, in each case, factually supportable and reasonably identifiable, in each case net of the amount of actual benefits realized during such period from such actions; provided that (a) such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are expected to be realized (in the good faith determination of the Borrower) within 24 months after such transaction or initiative has been consummated and (b) the aggregate amount included pursuant to this clause (x) and clause (xi), and all Pro Forma Adjustments, shall not exceed 25% of EBITDA (prior to giving effect to this clause (x) and clause (xi) and all Pro Forma Adjustments), plus (xi) any extraordinary, unusual, or non-recurring expenses, losses or charges; provided that the aggregate amount included pursuant to this clause (xi) and clause (x), and all Pro Forma Adjustments, shall not exceed 25% of EBITDA (prior to giving effect to this clause (xi) and clause (x) and all Pro Forma Adjustments), plus (xii) any other non-cash charges or non-cash adjustments, including any write-offs or write-downs reducing net income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period, less (xiii) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business that is included in the calculation of net income for such period, less (xiv) any extraordinary gains for such period determined on a consolidated basis in accordance with GAAP.
For purposes of calculating EBITDA for any period, all of the foregoing shall be determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided that EBITDA shall be calculated on a Pro Forma Basis in accordance with Section 1.05.
“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $1,000,000,000; (iii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000; or (iv) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $500,000,000; provided, that (A) no Loan Party or any of its respective Subsidiaries shall qualify as an Eligible Assignee, (B) no Ineligible Institution shall qualify as an Eligible Assignee, (C) so long as no Specified Event of Default has occurred and is continuing, a Disqualified Institution shall not qualify as an Eligible Assignee, and (D) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement, its Notes or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Federal

Reserve Board or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law.
“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.
“Environmental Laws” means all applicable federal, state and local statutes, laws (including common or case law), rulings, regulations or governmental, administrative or judicial policies, directives, orders or interpretations applicable to the business or property of a Person relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests or units, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.
“ERISA Affiliate” means any entity that, together with the Borrower, is required to be treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, for purposes of provisions relating to Section 412 of the Code, Sections 414(m) or (o) of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” means the occurrence of any of the events specified in Section 10.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Property” means (i) voting Equity Interests of any first-tier Foreign Subsidiary or FSHCO held by any Loan Party, except to the extent that such voting Equity Interests represent no more than 65% of the total outstanding voting Equity Interests of such Foreign Subsidiary or FSHCO; (ii) (x) any rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained, or (y) Equity Interests in any Person other than wholly-owned Subsidiaries that cannot be pledged without the consent of unaffiliated third parties (provided that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization, license agreement or Equity Interest and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of the Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) all leasehold Real Property interests; (v) all fee simple Real Property; (vi) motor vehicles and other assets subject to certificates of title; (vii) any demand deposit account, securities account, commodity account or other deposit account of any Loan Party (and all cash, Cash Equivalents and other securities or instruments credited thereto or deposited therein) that is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees, or as an escrow, trust or any other fiduciary account for the benefit of any third party that is not a Loan Party; (viii) any property or assets to the extent the creation or perfection of pledges thereof, or security interests therein, could reasonably be expected to result in material adverse tax consequences or material adverse regulatory consequences to the Borrower or any of its Subsidiaries, as reasonably agreed by the Borrower and the Agent; (ix) Margin Stock (to the extent a security interest therein would violate the provisions of the regulations of the Federal Reserve Board, including Regulation T, Regulation U or Regulation X); (x) to the extent applicable law requires that a Subsidiary of a Loan Party issue directors’ qualifying shares, nominee shares or similar shares which are required by applicable law to be held by Persons other than the Loan Parties, such qualifying shares, nominee shares or similar shares held by Persons other than Loan Parties; and (xi) assets and properties of Excluded Subsidiaries and Equity Interests in Excluded Subsidiaries (other than (a) first-tier Foreign Subsidiaries and FSHCOs as limited under clause (i) above and (b) non-wholly-owned Subsidiaries as limited under clause (ii) above).
“Excluded Subsidiary” means any (i) Immaterial Subsidiary, (ii) Subsidiary that is not a wholly-owned Subsidiary of the Borrower, (iii) Foreign Subsidiary, (iv) Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (v) FSHCO, (vi) any Subsidiary that is a captive insurance company, a not-for-profit Subsidiary, a Special Purpose Entity or a Special Purpose Finance Subsidiary, or (vii) Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (A) be prohibited by law or regulation or by any contractual obligation with a third party (that is not a Loan Party or an Affiliate thereof) existing on (but not incurred in anticipation of) the Closing Date or on the date such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a Subsidiary, such prohibition did not arise as part of, or in contemplation of, such acquisition) or (B) require a governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received).

“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.29). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the applicable Commitment (or, if such Lender acquires an applicable interest in a Loan other than by funding such Loan pursuant to a prior Commitment, the applicable Loan), other than pursuant to an assignment request by the Borrower under Section 2.11 or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in such Commitment or Loan or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (iv) any withholding Taxes imposed under FATCA.
“Existing Hedging Agreements” means the Hedging Agreements in effect on the Closing Date.
“Existing Letters of Credit” means the letters of credit that are outstanding as of the Closing Date and listed on Schedule 1.01(b).
“Extending Lender” has the meaning specified in Section 2.15(d).
“FATCA” mean Sections 1471 and 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, and any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above), any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any related law, regulation or official administrative practice adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds

Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Financial Covenant” means the covenant set forth in Article IX.
“Financial Covenant Material Acquisition” means an acquisition (or series of related acquisitions (being acquisitions which form part of the same overall sale and purchase transaction)) by the Borrower or a Subsidiary where the aggregate consideration for such acquisition or related acquisitions exceeds $50,000,000.
“Financial Statements” means, with respect to the Borrower and its Subsidiaries, as applicable pursuant hereto, the balance sheets, profit and loss statements and statements of cash flow, if any, of the Borrower and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to the balance sheets, profit and loss statements and statements of cash flow, for the same year-to-date and month periods of the immediately preceding year.
“First Lien Leverage Ratio” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, as of the date of determination thereof, the result of (a) the amount of Funded Indebtedness of the Loan Parties and their Subsidiaries that is secured by the Collateral on a pari passu basis with the Obligations hereunder as of such date minus the Cash Netting Amount, to (b) EBITDA for the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11; provided that the First Lien Leverage Ratio shall be calculated on a Pro Forma Basis in accordance with Section 1.05.
“Fitch” means Fitch Ratings Inc.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate and Daily Simple SOFR shall be zero.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“FSHCO” means any Subsidiary that has no material assets other than Equity Interests and, if any, Indebtedness in (a) one or more Foreign Subsidiaries that are CFCs or (b) other FSHCOs.
“Funded Indebtedness” means, as of any date of determination and without duplication, all Indebtedness of the Loan Parties and their Subsidiaries of the type described in clauses (i), (iv), (viii) and (ix) of the defined term “Indebtedness” (with respect to clause (ix), only to the extent such obligation is Guaranteeing or intended to Guarantee an obligation of any other Person that constitutes Indebtedness under clauses (i), (iv) and (viii) of the defined term “Indebtedness”); provided that (a) with respect to letters of credit, bankers acceptances or other financial products, solely the drawn and unreimbursed amounts thereof shall be included, (b) with respect to the Loan Parties and their Subsidiaries, the amount of outstanding Revolving Credit Loans (but not any undrawn Revolving Credit Commitments) shall be included and (c) any Acquisition Indebtedness shall be disregarded until such time as such acquisition has closed.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination. Notwithstanding anything to the contrary in this definition or in this Agreement, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of March 30, 2016, only those leases that would result or would have resulted in Capitalized Lease Obligations on March 30, 2016 will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.
“Governing Body” means (i) in the case of a corporation, its board of directors or shareholders, (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.
“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, and (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.
“Guarantee”, “Guaranteed”, “Guaranteeing” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guarantee of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.
“Guarantor Security Agreement” means any security agreement executed by a Guarantor in favor of the Agent, in form and substance reasonably satisfactory to the Agent, pursuant to which such Guarantor shall grant, or purport to grant, a first priority Lien in favor of the Agent in the Collateral owned by such Guarantor, as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
“Guarantors” means each Person that guarantees, in whole or in part, the Obligations at any time hereafter.
“Guaranty” means any guaranty agreement executed by a Guarantor, in form and substance reasonably satisfactory to the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including, without limitation, petroleum or petroleum distillates, asbestos or urea formaldehyde foam insulation or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include, without limitation, any Swap Obligation.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary. All Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(a).
“Included Pro Forma Entity” means, for any period, any Person, property, business or asset that is acquired by the Borrower or any of its Subsidiaries from a third party during such period and not subsequently sold, transferred or otherwise disposed of by the Borrower or the applicable Subsidiary to a third party during such period; provided that for purposes of calculating any consolidated financial information for any Included Pro Forma Entity to be used in determining a calculation on a Pro Forma Basis for such period, financial information pertaining to any Person, property, business or asset that was related to such Included Pro Forma Entity but that was not acquired by the Loan Party or such Subsidiary shall not be consolidated with the relevant financial information of the Included Pro Forma Entity.
“Incremental Amount” shall have the meaning set forth in Section 2.16.
“Incremental Lenders” shall have the meaning set forth in Section 2.16.
“Incremental Revolving Credit Commitments” shall have the meaning set forth in Section 2.16.
“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, in each case, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix) any obligation of such Person Guaranteeing or intended to Guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, or (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution (other than in a transaction permitted by Section 8.03) or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code, (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (1) such proceeding shall not be dismissed or stayed within sixty (60) days or (2) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Lenders shall have no obligation to make any Loans or cause to be issued any Letter of Credit during the pendency of any sixty (60) day period described in sub-clause (1) above.
“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.
“Intellectual Property Security Agreement” means (i) the Intellectual Property Security Agreement (Patents), dated as of June 15, 2021 made by the Borrower, to and in favor the Agent, (ii) the Intellectual Property Security Agreement (Trademarks), dated as of June 15, 2021 made by the Borrower, to and in favor the Agent, (iii) the Intellectual Property Security Agreement (Patents), dated as of May 17, 2023 made by the Borrower, to and in favor of the Agent and (iv) any intellectual property security agreement, in form and substance reasonably satisfactory to the Agent, pursuant to which each Loan Party that has rights in any Intellectual Property that is registered or applied for registration with the United States Patent and Trademark Office or the United States Copyright Office shall grant a specific security interest in such Intellectual Property as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
“Intercompany License Agreement” means any intercompany license agreement entered into by the Borrower and a direct or indirect Foreign Subsidiary of the Borrower, pursuant to which the Borrower shall grant such Foreign Subsidiary an exclusive license to use TTD’s Intellectual Property in jurisdictions outside of the United States and its territories.
“Intercreditor Agreement” means any (i) customary pari passu intercreditor agreement, in form and substance reasonably satisfactory to the Agent, that provides for the Liens that secure Indebtedness permitted hereunder to be secured by Other First Liens to be secured on a pari passu basis with the Liens securing the Obligations and (ii) customary junior lien intercreditor agreement, in form and substance reasonably satisfactory to the Agent, that provides for the Liens securing Indebtedness permitted hereunder to be secured by Other Junior Liens to be subordinated on a junior lien basis to the Liens securing the Obligations; provided, that, in each case at the election of the Agent, the Agent may post any intercreditor agreement to the Lenders prior to execution thereof and, following such election, such intercreditor agreement shall be deemed reasonably satisfactory in the event that such intercreditor agreement is (i) accepted by the Required Lenders in writing or (ii) not otherwise object to by the Required Lenders in writing within five (5) Business Days of being posted.
“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Loan Parties and their Subsidiaries for such period, whether paid or accrued, including (a) amortization of debt discount, (b) the interest component of Capitalized Lease Obligations, (c) capitalized interest, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (e) the portion of any payments or accruals under capital leases (and imputed interest with respect to sale and leaseback transactions) allocable to interest expense, plus the portion of any payments or accruals under synthetic leases allocable to interest expense whether or not the same constitutes interest expense under GAAP, (f) financing fees (including arrangement, amendment and contract fees, debt issuance costs, commissions and expenses and, in each case, the amortization thereof), and (g) all cash dividend payments or other cash distributions in respect of any Disqualified Equity Interests or on any series of preferred equity of the Loan Parties or their Subsidiaries.
“Interest Payment Date” shall mean (a) with respect to any Base Rate Advance (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Term Benchmark Advance, the last day of the Interest Period applicable to the Borrowing of which such Advance is a part and, in the case of a Term Benchmark Advance with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, (c) with respect to any Loans, the Termination Date or such earlier date on which the Commitments are terminated and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means the period commencing on the date of a Term Benchmark Advance and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower; provided, however, that (i) the Borrower may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one (1), three (3) or six (6) months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, third or sixth month, as the case may be. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or Continuation of such Borrowing.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.
“JPMCB” has the meaning specified in the introductory paragraph.
“Junior Liens” means Liens on the Collateral that are junior to the Liens securing the Obligations pursuant to any Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Administrative Agent) to give effect to such Liens.
“LC Disbursement” means a payment made by a Letter of Credit Issuer pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the applicable Letter of Credit Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Legay Letter of Credit Issuer” means Citibank, N.A.
“Legacy Letter of Credit Issuer Termination Date” has the meaning specified in Section 2.13(h).
“Legacy Letters of Credit” means each Letter of Credit listed on Schedule 1.01(c) hereto issued by the Legacy Letter of Credit Issuer.
“Lender” and “Lenders” have the meaning specified in the introductory paragraph. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Letter of Credit Issuers.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Agent, the Letter of Credit Issuer, and the Lenders, or any of them, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by the Agent in connection with transactions under any of the Loan Documents (limited, in the case of legal fees, to reasonable attorneys’ fees, expenses charges of a single firm of counsel to the Agent and the Lenders (and, if necessary, a single special or local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions))) and, (c) the Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (d) the Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) [reserved], (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Agent, the Letter of Credit Issuer and the Lenders, or any of them (limited, in the case of legal fees, to a single firm of counsel to the Agent, the Letter of Credit Issuer and the Lenders (and, if necessary, a single special or local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions))) to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) reasonable and documented out-of-pocket fees and expenses of the Agent related to any inspections to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.07(b), (h) the Agent’s and the Lenders’ reasonable and documented, out-of-pocket costs and expenses (limited, in the case of legal fees, to reasonable attorneys’ fees, expenses and charges of a single firm of counsel to the to the Agent and the Lenders taken as a whole and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such group of similarly affected Persons (and, if necessary, a single special or local counsel in each applicable jurisdiction (which may including a single special counsel acting in multiple jurisdictions))) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, the Agent’s Liens in and to the Collateral, or the relationship of the Agent, the Letter of Credit Issuer, and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (i) the Agent’s reasonable and documented, out-of-pocket costs and expenses (limited, in the case of legal fees, to reasonable attorneys’ fees, expenses and charges of a single firm of counsel to the Agent and the Lenders (and, if necessary, a single special or local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions))) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending, waiving, or modifying the Loan Documents, and (j) the Agent’s and each Lender’s reasonable and documented, out-of-pocket costs and expenses (limited, in the case of legal fees, to reasonable attorneys’ fees, expenses and charges of a single firm of counsel to the Agent and the Lenders (and, if necessary, a single special or local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions))) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning specified in Section 12.13.
“Letter of Credit” means the Existing Letters of Credit, the Legacy Letters of Credit (for the avoidance of doubt, solely prior to the Legacy Letter of Credit Issuer Termination Date) and each other letter of credit issued for the account of the Borrower by the Letter of Credit Issuer under Section 2.13, and all amendments, renewals, extensions or replacements thereof.
“Letter of Credit Agreement” means the collective reference to any and all applications, reimbursement agreements and other agreements from time to time entered into by the Letter of Credit Issuer and the Borrower, to be in form and substance reasonably satisfactory to the Letter of Credit Issuer, pursuant to which the Letter of Credit Issuer issues Letters of Credit for the account of the Borrower in accordance with the terms of this Agreement, as amended, restated, supplemented or otherwise modified from time to time. “Letter of Credit Agreement” includes agreements entered into by the Letter of Credit Issuer in connection with Existing Letters of Credit and Legacy Letters of Credit.
“Letter of Credit Commitment” means the commitment of each Letter of Credit Issuer to issue Letters of Credit Agreement, subject to the terms and conditions set forth herein, in up to the maximum amount specified for such Letter of Credit Issuer on Annex A-2.
“Letter of Credit Issuer” means, as the context may require, (a) JPMorgan Chase Bank, N.A., (b) solely with respect to the Legacy Letters of Credit issued by it and solely prior the Legacy Letter of Credit Issuer Termination Date, Citibank, N.A. in its capacity as the Legacy Letter of Credit Issuer, (c) PNC Bank, National Association, (d) U.S. Bank National Association and (e) any other Lender that may be designated as a Letter of Credit Issuer hereunder or (f) collectively, all of the foregoing. Each Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates or branches of such Letter of Credit, in which case the term “Letter of Credit Issuer” shall include any such affiliate or branch with respect to Letters of Credit issued by such affiliate or branch.

“Letter of Credit Sublimit” means One Hundred Million Dollars ($100,000,000).
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law. For the avoidance of doubt, “Lien” shall not include any non-exclusive license of Intellectual Property, operating lease, any capital lease in respect of Real Property permitted hereunder or an agreement to sell.
“Loan Documents” means this Agreement, the Notes, the Agent Fee Letter, any Guaranty (other than with respect to this Agreement, solely during a Collateral and Guarantee Period (to the extent in effect)), the Security Documents (other than with respect to this Agreement, solely during a Collateral and Guarantee Period (to the extent in effect)), any Intercreditor Agreement (solely during a Collateral and Guarantee Period (to the extent in effect)), each Letter of Credit Agreement, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding Bank Product Agreements), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
“Loan Party” means the Borrower and each Guarantor.
“Loans” means the loans and financial accommodations made by the Lenders under this Agreement including, without limitation, the Revolving Credit Loans and the Swingline Loans.
“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Federal Reserve Board.
“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or financial condition of the Loan Parties, taken as a whole or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment obligations under the Loan Documents to which they are a party or (B) the ability of the Agent or the Lenders to enforce the Obligations or, solely during a Collateral and Guarantee Period (to the extent then in effect), realize upon any Collateral, or (iii) solely during a Collateral and Guarantee Period (to the extent then in effect), a material impairment of the enforceability or priority of the Agent’s Liens with respect to all or a material portion of the Collateral other than any material impairment caused by any action or inaction of the Agent.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any Loan Party in an aggregate principal amount exceeding One Hundred Million Dollars ($100,000,000). For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.
“Material Intellectual Property” means any Intellectual Property that is registered with the United States Patent and Trademark Office and the United States Copyright Office that is material to the business of any Loan Party.

“Material Subsidiary” means, at any date of determination, (i) the Borrower and (ii) each Subsidiary of the Borrower that, as of the end of the most recently ended fiscal quarter for which Financial Statements are required to be delivered pursuant to Section 7.11, (A) owns at least five percent (5.00%) of the Consolidated Total Assets of the Loan Parties and their Subsidiaries as of such date, (B) generated at least five percent (5.00%) of the consolidated revenues of the Loan Parties and their Subsidiaries during such fiscal quarter, (C) is the owner of Equity Interests of any Subsidiary of the Borrower that otherwise constitutes a Material Subsidiary as of such date, or (D) any group comprising Subsidiaries of the Borrower that each would not have been a Material Subsidiary under clauses (A), (B), or (C) but that, taken together, had revenues or total assets in excess of ten percent (10.0%) of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Subsidiaries.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower or any ERISA Affiliate has any liability, whether fixed or contingent.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.07 and (ii) has been approved by the Required Lenders.
“Non-Extending Lender” has the meaning specified in Section 2.15(b).
“Notes” means the Revolving Credit Notes and the Swingline Note.
“Notice Date” has the meaning specified in Section 2.15(b).
“Notice of Borrowing” has the meaning specified in Section 2.03(a).
“Notice of Continuation/Conversion” has the meaning specified in Section 2.03(b).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means and includes (a) all loans (including the Loans), advances (including the Advances), debts, liabilities, obligations, covenants and duties owing by the Loan Parties to (i) the Agent or the Lenders, or any of them, or any of their or its Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any other agreement executed specifically in connection herewith or therewith, or (ii) the Agent or the Lenders, or any of them, or any of their or its Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, lease agreement or other instrument or agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit (including, without limitation, the Letters of Credit) or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired, and (b) all Bank Product Obligations. The term “Obligations” includes, without limitation, all interest and fees (including interest and fees accruing on or after an Insolvency Event, whether or not such interest and fees constitute an allowed claim), charges, Lender Group Expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Notes, the other Loan Documents, any Hedging Agreement, any agreement for Cash Management Services, or any other agreement in respect of any Bank Products. Notwithstanding the foregoing, the term “Obligations” (i) shall not include any Excluded Swap Obligations and (ii) shall be limited to those “Obligations” that arise out of or under the Loan Documents or the transactions contemplated thereby or that constitute Bank Product Obligations.
“Operating Account” means a deposit account of the Borrower maintained at the Bank that the Borrower designates in writing to the Agent on the Closing Date as the Borrower’s “operating account” for purposes hereof in regard to the receipt and distribution of the proceeds any Borrowings, or such other deposit account of the Borrower at the Bank as the Borrower may from time to time subsequent to the Closing Date so designate in writing to the Agent as such account.
“Original Closing Date” has the meaning specified in the recitals hereto.
“Original Credit Agreement” has the meaning specified in the recitals hereto.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other First Liens” means Liens on the Collateral that are equal and ratable with the Liens securing the Obligations pursuant to any Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Administrative Agent) to give effect to such Liens.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10 or Section 2.11).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning specified in Section 12.07(f).
“Participant Register” has the meaning specified in Section 12.07(f).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.
“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations, (i) the payment or repayment in full in cash of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Bank Product Obligations), (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Collateralization, and (iii) all Commitments related to such Obligations have expired or been terminated.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Borrower or any ERISA Affiliate sponsors or maintains or to which it is making or is obligated to make contributions, or, solely in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding five (5) plan years.
“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Hedging Agreement” means Existing Hedging Agreements and each other Hedging Agreement made by the Borrower or any Subsidiary thereof in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes, provided that if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xx) of the definition thereof).
“Permitted Holders” means each of: (i) the directors, executive officers and other management personnel of the Borrower and its Subsidiaries on the Closing Date, (ii) any other holder of a direct or indirect Equity Interest in TTD that holds such interest as of the Closing Date and is disclosed to the Agent prior to the Closing Date, and (iii) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (i) and (ii) are members.
“Permitted Liens” means the following:
(i)    Liens created hereunder and by the Security Documents;
(ii)    Liens securing Indebtedness permitted by Section 8.01(iii), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within 180 days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;
(iii)    Liens on any property or asset of the Borrower or its Subsidiaries existing on the Closing Date and set forth on Schedule 8.05 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);
(iv)    Liens assumed by any Loan Party or its Subsidiaries in connection with an acquisition that secure Acquired Indebtedness in an amount not to exceed (A) $75,000,000 at any one time plus (B) additional amounts so long as the Loan Parties and their Subsidiaries shall be in compliance with the financial covenant set forth in Article IX on a Pro Forma Basis immediately after giving effect to the incurrence of such Acquired Indebtedness;
(v)    Liens securing judgments that do not constitute an Event of Default under Section 10.01 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which the applicable Borrower or Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;
(vi)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;
(vii)    Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by the Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(viii)    Liens imposed by law, including landlord’s, carriers’, warehousemen’s. mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP, but excluding any Liens arising under Section 303(k) or 4068 of ERISA or Section 430(k) of the Internal Revenue Code;
(ix)    (A) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, other than any Liens arising under 303(k) or 4068 of ERISA or Section 430(k) of the Internal Revenue Code, and (B) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;
(x)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(xi)    zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property;
(xii)    rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by the Borrower or any of its Subsidiaries;
(xiii)    any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(xiv)    rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(xv)    leases or subleases, any licenses granted pursuant to an Intercompany License Agreement and non-exclusive licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Loan Parties, taken as a whole;
(xvi)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or other agreement in respect of any investment permitted by this Agreement;

(xvii)    Liens arising from precautionary Uniform Commercial Code financing statements;
(xviii)    Liens on cash collateral in an aggregate amount not to exceed $10,000,000 at any time and securing obligations arising under Permitted Hedging Agreements;
(xix)    Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(xx)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xxi)    Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;
(xxii)    Liens on motor vehicles of the Loan Parties or any of their Subsidiaries granted in the ordinary course of business;
(xxiii)    Liens securing Indebtedness permitted by clause (xiii) of Section 8.01 as long as such Liens attach only to the assets and properties of Foreign Subsidiaries;
(xxiv)    other Liens; provided that the sum of (a) the aggregate principal amount of outstanding obligations secured by Liens permitted under this clause (xxiv), (b) without duplication of the foregoing clause (a), the aggregate principal amount of Indebtedness permitted by Section 8.01(xiv) and (c) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 8.02(ii) shall not at any time exceed the greater of (A) $1,200,000,000 and (B) 20% of Consolidated Total Assets on a Pro Forma Basis; provided, further, that, for the avoidance of doubt, no Liens on the Collateral shall be permitted to be incurred pursuant to this clause (xxiv) during a Collateral and Guarantee Period (this clause (xxiv), the “Priming Liens Basket”);
(xxv)    solely during a Collateral and Guarantee Period, Liens securing Indebtedness that is secured by Other First Liens so long as, on a Pro Forma Basis for the incurrence of such Liens and Indebtedness, the First Lien Leverage Ratio, as of the end of the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11, would not exceed 1.25:1.00;
(xxvi)    solely during a Collateral and Guarantee Period, Liens securing Indebtedness that is secured by Junior Liens so long as, on a Pro Forma Basis for the incurrence of such Liens and Indebtedness, the Secured Leverage Ratio, as of the end of the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11, would not exceed 2.00:1.00;
(xxvii)    solely during a Collateral and Guarantee Period, Liens securing Indebtedness that is secured by Other First Liens or Junior Liens in in an aggregate principal amount not to exceed the Incremental Amount; and

(xxviii)    Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or other agreement in respect of any acquisition.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.
“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA (and including any plan that is not subject to ERISA pursuant to Section 4(b)(4) thereof), which is maintained or contributed to by the Borrower or with respect to which the Borrower has any liability (whether actual or contingent).
“Platform” has the meaning specified in Section 11.04.
“Pledged Companies” means each Person listed on Schedule 3.05 as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by any Loan Party after the Closing Date and is required to be pledged pursuant to Section 7.20.
“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Loan Party, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.
“Pledged Interests Addendum” means a Pledged Interests Addendum to this Agreement or the Guarantor Security Agreement, in form and substance reasonably satisfactory to the Agent.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priming Liens Basket” has the meaning specified in clause (xxiv) of the definition of Permitted Liens.
“Pro Forma Adjustment” means, for any period with respect to any Included Pro Forma Entity, the pro forma increase or decrease in EBITDA of such Included Pro Forma Entity that the Borrower in good faith predicts will occur as a result of reasonably identifiable and supportable net cost savings or additional net costs or a reasonably identifiable and supportable increase in sales volume, as the case may be, that will be realizable during such period by combining the operations of such Included Pro Forma Entity with the operations of the Borrower and its Subsidiaries; provided that (a) such net cost savings or additional net costs or increase in sales volume must be expected to occur within 24 months of the date such Included Pro Forma Entity becomes a Subsidiary of the Borrower, it being understood that so long as such net cost savings or additional net costs or increase in sales volume will be realizable at any time during such period it shall be assumed, for purposes of projecting such pro forma increase or decrease in such EBITDA, that such net cost savings or additional net costs or increase in sales volume will be realizable during the entire applicable test period and (b) any such pro forma increase or decrease in such EBITDA shall be without duplication of any net cost savings or additional net costs or increase in sales volume actually realized during such period and already included in such EBITDA; provided that the aggregate amount of Pro Forma Adjustments for any period, together with all add-backs included in EBITDA pursuant to clause (x) and clause (xi) thereof shall not exceed 25% of EBITDA (prior to giving effect to the Pro Forma Adjustments and the add-backs pursuant to such clause (x) and clause (xi)).
“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance an acquisition) after the first day of the relevant calculation period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such calculation period, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except (i) to the extent accompanied by a corresponding permanent commitment reduction or (ii) consisting of revolving Indebtedness incurred to finance an acquisition or investment which is subsequently refinanced by Indebtedness included in clause (a) above) after the first day of the relevant calculation period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such calculation period, as the case may be, (c) the making of any Restricted Payment, acquisition or investment, after the first day of the relevant calculation period, as if such Restricted Payment, acquisition or investment, as applicable, had been made on the first day of such calculation period and (d) any acquisition, investment or asset sale then being consummated as well as any other acquisition, investment or asset sale if consummated after the first day of the relevant calculation period, and on or prior to the date of the respective acquisition, investment or asset sale, as the case may be, then being effected, with the following rules to apply in connection therewith (clauses (a), (b), (c) and/or (d), “Specific Transactions”):
(i)    all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance acquisitions or investments) incurred or issued after the first day of the relevant calculation period (whether incurred to finance an acquisition or investment, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such calculation period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except (1) to the extent accompanied by a corresponding permanent commitment reduction or (2) consisting of revolving Indebtedness incurred to finance an acquisition or investment which is subsequently refinanced by Indebtedness included in the foregoing clause (x)) permanently retired or redeemed or refinanced, in the case of revolving Indebtedness incurred to finance an acquisition or investment, after the first day of the relevant calculation period, shall be deemed to have been retired or redeemed on the first day of such calculation period, as the case may be, and remain retired through the date of determination;
(ii)    all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii)    in making any determination of EBITDA on a Pro Forma Basis in respect of any Included Pro Forma Entity, Pro Forma Adjustments shall be made.
Notwithstanding the foregoing, at the Borrower’s election, any Specific Transaction having an aggregate value of less than $50,000,000 shall not be calculated on a “Pro Forma Basis.”
“Prohibited Transaction” has the meaning specified in Section 6.01(v)(v).
“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage) (i) at any time before the Termination Date, the numerator of which is the aggregate Commitments of such Lender and the denominator of which is the aggregate amount of the Commitments of all the Lenders, and (ii) at any time on and after the Termination Date, the numerator of which is the aggregate unpaid principal amount of the Revolving Credit Loans made by such Lender and the denominator of which is the aggregate unpaid principal amount of all Revolving Credit Loans at such time. The initial Pro Rata Share of such Lender in respect of the Aggregate Revolving Credit Commitment and the Revolving Credit Loans shall be as set forth opposite such Lender’s name on Annex A-1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 12.31.
“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of the Borrower or any other Loan Party to continue operations as a going concern or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default. Notwithstanding the foregoing, any report that is subject to a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) shall not be deemed “Qualified” or issued with a “Qualification.”
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property” means any real property owned or leased by the Borrower or any Subsidiary of the Borrower.
“Recipient” means (i) the Agent, (ii) any Lender or (iii) any Letter of Credit Issuer, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days preceding the date of such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Agent in its reasonable discretion.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured except to the extent otherwise permitted pursuant to Section 8.05, and (iii) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to the Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Reportable Event” means any of the events described in Section 4043(c) of ERISA, other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.
“Required Lenders” means (i) before the Termination Date, the Lenders holding more than fifty percent (50%) of the aggregate Commitments at such time and (ii) on and after the Termination Date, the Lenders holding more than fifty percent (50%) of the sum of (A) the aggregate unpaid principal amount of the Revolving Credit Loans at such time, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit; provided, that (x) the Commitments and Revolving Credit Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (y) at any time there are two or more Lenders (who are not Affiliates of one another), “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).

“Requirement of Law” means (i) the Governing Documents, (ii) any applicable law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.
“Resolution Authority” means an EEA Resolution Authority or a UK Resolution Authority, as applicable.
“Responsible Officer” means, with respect to any Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer, controller or any other individual designated in writing to the Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.
“Restricted Cash” means cash and Cash Equivalents held by the Borrower and its Subsidiaries that are contractually restricted from being distributed to the Company or that are classified as “restricted cash” on the consolidated balance sheet of the Borrower prepared in accordance with GAAP.
“Restricted Payment” means, with respect to any Loan Party or any Subsidiary thereof, the payment of any dividend by a Loan Party or a Subsidiary or the making of any distributions on or in respect of such parties Equity Interests, or the purchase, redemption or retirement of any of such parties Equity Interests or warrants, options or rights to purchase any such Equity Interests, or the making of any payment on account of or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such interests, whether in cash, property or in obligations of such Loan Party or Subsidiary.
“Revaluation Date” shall mean, with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, (iv) the date of any drawing under such Letter of Credit and (v) any additional date as the Agent may determine at any time when an Event of Default exists.
“Revolving Credit Commitment” means the commitment of each Lender to make Revolving Credit Loans and to participate in the making of Swingline Loans, and the draws of Letters of Credit pursuant hereto, subject to the terms and conditions set forth herein, in up to the maximum amount specified for such Lender on Annex A-1, as it may change from time to time pursuant to Section 2.16 and Section 12.07, and in a maximum aggregate amount not to exceed, as to all such Lenders, the Aggregate Revolving Credit Commitment.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.
“Revolving Credit Loans” has the meaning specified in Section 2.01(a).
“Revolving Credit Note” and “Revolving Credit Notes” have the respective meanings specified in Section 2.01(c).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority.
“Secured Leverage Ratio” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, as of the date of determination thereof, the result of (a) the amount of Funded Indebtedness of the Loan Parties and their Subsidiaries that is secured by the Collateral as of such date minus the Cash Netting Amount, to (b) EBITDA for the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11; provided that the Secured Leverage Ratio shall be calculated on a Pro Forma Basis in accordance with Section 1.05.
“Secured Parties” mean the Agent, the Letter of Credit Issuer, the Lenders, and any Bank Product Providers.
“Security Documents” means this Agreement, any Guarantor Security Agreement, any Intellectual Property Security Agreement and any other agreement delivered in connection herewith which purports to grant a Lien in favor of the Agent or any other Secured Party to secure all or any of the Obligations.
“Settlement” has the meaning specified in Section 2.03(i).
“Settlement Date” has the meaning specified in Section 2.03(i).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature.
“Special Purpose Entity” means a bankruptcy remote, special purpose entity organized under the laws of any state of the United States of America that (1) satisfied, as of the date of its formation, the special purpose entity criteria published by S&P and in effect as of such date, and (2) that is formed by the Borrower or any of its Subsidiaries for the purpose of purchasing, improving or financing real estate.
“Special Purpose Finance Subsidiary” means a special purpose entity organized under the laws of any state of the United States that is formed by the Borrower or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder (or that will result in a Payment in Full).
“Specific Transaction” has the meaning specified in the defined term “Pro Forma Basis”.
“Specified Event of Default” means any Event of Default under Section 10.01(a) or Section 10.01(c).
“Sterling” or “£” mean the lawful currency of the United Kingdom.
“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than fifty percent (50%) of the outstanding Voting Interests. Unless the context shall otherwise require, “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Supported QFC” has the meaning assigned to it in Section 12.31.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Pro Rata Share of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.12 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.
“Swingline Lender” means the Bank.
“Swingline Loan” has the meaning given such term in Section 2.03(h).
“Swingline Note” has the meaning given such term in Section 2.03(h).
“Syndication Agent” means each institution identified as a “Co-Syndication Agent” on the cover page hereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, other than pursuant to clause (c) of the definition of “Base Rate”.
“Term Benchmark Advance” means each portion of the Loans that bears interest as provided in Section 4.01(b).
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means the earlier of (i) the fifth annual anniversary of the Closing Date (as such date may be extended pursuant to Section 2.15) or (ii) the date of termination of the Commitments as provided for herein.
“Termination Event” means (i) a Reportable Event with respect to any Pension Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (iii) the Borrower’s receipt of notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (v) the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the filing of notice by the plan administrator of intent to terminate  a Multiemployer Plan pursuant to Section 4041A of ERISA or any termination of a Multiemployer Plan pursuant to such section; (vii) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of the Borrower or any ERISA Affiliate from a Multiemployer Plan; (viii) the Borrower’s receipt of notice that a Multiemployer Plan is “insolvent” within the meaning of Section 4245(b) of ERISA; or (ix)  the imposition of any liability under Title IV of ERISA, other than for premiums due but not delinquent, upon the Borrower or any ERISA Affiliate.
“Total Leverage Ratio” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, as of the date of determination thereof, the ratio of (a) the amount of Funded Indebtedness of the Loan Parties and their Subsidiaries as of such date minus the Cash Netting Amount to (b) EBITDA for the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11; provided that the Total Leverage Ratio shall be calculated on a Pro Forma Basis in accordance with Section 1.05.
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (A) all renewals thereof, (B) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (C) the right to sue for past, present and future infringements and dilutions thereof, (D) the goodwill symbolized by the foregoing or connected therewith, and (E) all rights corresponding thereto throughout the world.
“TTD” has the meaning specified in the introductory paragraph of this Agreement.
“Type” means a Base Rate Advance or a Term Benchmark Advance.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S.” or “United States” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 6.01(ff) and 8.06 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) otherwise, any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 12.31.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.11(g)(ii)(B)(3).
“U.S. Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).
“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.
“Withholding Agent” means any Loan Party, the Agent, and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower (acting upon the request of the Borrower) or the Agent (acting upon the request of the Required Lenders), the Borrower, the Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by the Borrower.
SECTION 1.03UCC Terms. All terms used herein and defined in the UCC shall have the meanings given them therein unless otherwise defined herein. Without limitation of the foregoing, the terms “accounts,” “chattel paper,” “instruments,” “general intangibles,” “payment intangibles,” “commercial tort claims,” “securities,” “investment property,” “documents,” “supporting obligations,” “deposit accounts,” “software,” “security entitlements,” “letter of credit rights,” “inventory,” “equipment”, “fixtures” and “proceeds” as and when used in the description of Collateral (and not otherwise capitalized and defined herein), shall have the meanings given to such terms in Articles 8 or 9 (as applicable) of the UCC.
SECTION 1.04Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by the Agent and the Required Lenders (or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day in New York, New York, except as otherwise expressly provided, and (vii) the “discretion” of the Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
SECTION 1.05Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and EBITDA shall be calculated on a Pro Forma Basis with respect to each Specific Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the applicable ratio for purposes of determining (x) the Applicable Rate and (y) actual compliance (and not compliance on a Pro Forma Basis) with the financial covenant in Article IX, any Specific Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of “EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given such pro forma effect. The calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and EBITDA on a Pro Forma Basis for the purpose of determining if any action is permitted under an incurrence test hereunder shall be based on the Financial Statements that have been most recently delivered pursuant to Section 7.11.
SECTION 1.06Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.07(b) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08Exchange Rates. The Agent shall determine the Dollar Equivalent amounts of Letter of Credit extensions denominated in Alternative Currencies on each Revaluation Date. Such Dollar Equivalent shall become effective as of the applicable Revaluation Date and shall be the Dollar Equivalent of such amount until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent.

ARTICLE II.THE CREDIT FACILITIES
SECTION 2.01The Revolving Credit Loans.
(a)Revolving Credit Loans. Each Lender agrees (severally, not jointly or jointly and severally), subject to Section 2.05(a) and the other terms and conditions of this Agreement, to make revolving credit loans (together with the Swingline Loans, the “Revolving Credit Loans”) denominated in Dollars to the Borrower, from time to time from the Closing Date to but excluding the Termination Date, at the Borrower’s request to the Agent, in an amount at any one time outstanding not to exceed the lesser of (i) such Lender’s Revolving Credit Commitment, or (ii) such Lender’s Pro Rata Share of an aggregate principal amount at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit and the aggregate amount of Swingline Loans, does not exceed the Aggregate Revolving Credit Commitment.
(b)[Intentionally Omitted].
(c)The Revolving Credit Loans made by each Lender may, at the request of such Lender, be evidenced by a single promissory note payable to the order of such Lender, substantially in the form of Exhibit A-1 (as amended, restated, supplemented or otherwise modified from time to time, a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), executed by the Borrower and delivered to such Lender, in a stated maximum principal amount equal to such Lender’s Revolving Credit Commitment.
(d)Payment. The Borrower hereby promises to pay all of the Revolving Credit Loans and all other Obligations (including, without limitation, principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Revolving Credit Loans and the Obligations (other than Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Borrower may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.
SECTION 2.02[Reserved]
SECTION 2.03Procedure for Borrowing; Notices of Borrowing; Notices of Continuation; Notices of Conversion.
(a)Borrowing. Each Borrowing of a Revolving Credit Loan (each, a “Borrowing”) shall be made on notice, given (i) not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Term Benchmark Advance, (ii) not later than 11:00 a.m. (New York time) on the date of the proposed Borrowing in the case of a Base Rate Advance and (iii) not later than 1:00 p.m. (New York time) on the date of the proposed Borrowing in the case of a Swingline Loan, by the Borrower to the Agent. Each such notice of a Borrowing shall be by telephone, confirmed immediately in writing (by electronic transmission including an Approved Borrower Portal or otherwise as permitted hereunder), substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) the Type of Advance comprising such Borrowing, (iii) the aggregate principal amount of such Borrowing and (iv) the Interest Period, in the case of a Term Benchmark Advance.
(b)Term Benchmark Advances. With respect to any Borrowing consisting of a Term Benchmark Advance, the Borrower may, subject to the provisions of Section 2.03(d) and so long as all the conditions set forth in Article V have been fulfilled, elect to maintain such Borrowing or any portion thereof as a Term Benchmark Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of any such Continuation by the Borrower to the Agent. Such notice by the Borrower of a Continuation shall be by telephone, confirmed immediately in writing (by electronic transmission including an Approved Borrower Portal or otherwise as permitted hereunder), substantially in the form of Exhibit C (a “Notice of Continuation/Conversion”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the Revolving Credit Loans and the requested (i) date of such Continuation, (ii) the new Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on Revolving Credit Loans hereunder. Unless, on or before 11:00 a.m. (New York time) of the third Business Day prior to the expiration of an Interest Period, the Agent shall have received a Notice of Continuation/Conversion from the Borrower for the entire Borrowing consisting of the Term Benchmark Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any portion of such Advance not covered by a timely Notice of Continuation/Conversion) shall, upon the expiration of such Interest Period, be Converted to a Base Rate Advance.
(c)Conversions. The Borrower may on any Business Day by giving a Notice of Continuation/Conversion to the Agent, and subject to the provisions of Section 2.03(d), Convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type; provided, however, that any Conversion of a Term Benchmark Advance into a Base Rate Advance shall be made on, and only on, the last day of an Interest Period for such Term Benchmark Advance. Each such Notice of Continuation/Conversion shall be given not later than 11:00 a.m. (New York time) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance and on the third Business Day prior to the date of any proposed Conversion into a Term Benchmark Advance. Subject to the restrictions specified above, each Notice of Continuation/Conversion shall be by telephone, confirmed immediately in writing (by electronic transmission including an Approved Borrower Portal or otherwise as permitted hereunder), specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted, (iii) the requested Interest Period, in the case of a Conversion into a Term Benchmark Advance, and (iv) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Revolving Credit Loans. Each Conversion shall be in an aggregate amount not less than Two Million Dollars ($2,000,000) or an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof.
(d)Limitations on Use of the Term Benchmark. Anything in subsection (b) or (c) above to the contrary notwithstanding,
(i)if, at least one (1) Business Day before the date of any requested Term Benchmark Advance, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lenders or any of its Affiliates to perform its obligations hereunder to make a Term Benchmark Advance or to fund or maintain a Term Benchmark Advance hereunder (including in the case of a Continuation or a Conversion), the Agent shall promptly give written notice of such circumstance to the Borrower, and the right of the Borrower to select a Term Benchmark Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;
(ii)if, at least one (1) Business Day before the first day of any Interest Period, the Agent is unable to determine the Term SOFR Rate for Term Benchmark Advances comprising any requested Borrowing, Continuation or Conversion, the Agent shall promptly give written notice of such circumstance to the Borrower, and the right of the Borrower to select or maintain Term Benchmark Advances for such Borrowing (or Continuation or Conversion) or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;
(iii)if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a Term Benchmark Advance, notify the Agent and the Borrower that the Term SOFR Rate for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to such Lender of making or funding Advances for such Borrowing, the right of the Borrower to select Term Benchmark Advances shall be suspended until the Agent shall notify the Agent and the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;
(iv)there shall not be outstanding at any time more than five (5) Borrowings which consist of Term Benchmark Advances;
(v)each Borrowing which consists of Term Benchmark Advances shall be in an amount equal to Two Million Dollars ($2,000,000) or a whole multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Aggregate Revolving Credit Commitment; and
(vi)if an Event of Default has occurred and is continuing, no Term Benchmark Advances may be borrowed or continued as such and no Base Rate Advance may be Converted into a Term Benchmark Advance.
(e)Effect of Notice. Each Notice of Borrowing and each Notice of Continuation/Conversion shall be irrevocable and binding on the Borrower. The Borrower agrees to indemnify the Agent and the Lenders against any loss, cost or expense incurred by the Agent or any Lender as a result of (i) default by the Borrower in making a Borrowing of, Conversion into or Continuation of a Term Benchmark Advance after the Borrower has given notice requesting the same, (ii) default by the Borrower in payment when due of the principal amount of or interest on any Term Benchmark Advance or (iii) the making of a payment or prepayment of a Term Benchmark Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Agent or any Lender to fund such Advance.
(f)Disbursements. Promptly after its receipt of a Notice of Borrowing under Section 2.03(a), the Agent shall elect, in its discretion, (i) to have the terms of Section 2.03(g) apply to the requested Borrowings or (ii) to make a Loan under Section 2.03(h) to the Borrower in the amount of the requested Borrowing.
(g)Lenders to Advance.
(i)If the Agent shall elect to have the terms of this Section 2.03(g) apply to a requested Borrowing as described in Section 2.03(f)(i) then, promptly after its receipt of a Notice of Borrowing under Section 2.03(a), the Agent shall notify the Lenders in writing (by electronic transmission or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in same day funds, for the account of the Borrower, at the Agent’s Payment Account prior to (i) 12:00 p.m. (New York time) in the case of a Term Benchmark Advance or (ii) 4:00 p.m. (New York time) in the case of a Base Rate Advance or a Swingline Loan, in each case, on the Borrowing Date requested by the Borrower. The proceeds of such Borrowing will then be made available to the Borrower by the Agent wire transferring to the Operating Account the aggregate of the amounts made available to the Agent by the Lenders, and in like funds as received by the Agent on the requested Borrowing Date or as otherwise requested by the Borrower in its Notice of Borrowing, and approved by the Agent for such purpose.
(ii)Unless the Agent receives contrary written notice prior to 3:00 p.m. (New York time) on the date of any proposed Borrowing, the Agent shall be entitled to assume that each Lender will make available its Pro Rata Share of such Borrowing and, in reliance upon that assumption, but without any obligation to do so, may advance such Pro Rata Share on behalf of such Lender. If and to the extent that such Lender shall not have made such amount available to the Agent, but the Agent has made such amount available to the Borrower, such Lender and the Borrower jointly and severally agree to pay and repay the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date of such Borrowing until the date such amount is paid or repaid to the Agent, at (A) in the case of the Borrower, the interest rate applicable at such time to such Loan and (B) in the case of each Lender, for the period from the date such Borrowing to (and including) three days after demand therefor by the Agent to such Lender, at the Federal Funds Effective Rate and, following such third day, at the interest rate applicable at such time to such Loan, in each case, together with all costs and expenses incurred by the Agent in connection therewith. If a Lender shall pay to the Agent any or all of such amount, such amount so paid shall constitute a Revolving Credit Loan by such Lender to the Borrower for purposes of this Agreement.
(h)Swingline Loan. If the Agent shall elect, in its discretion, to have the terms of this Section 2.03(h) apply to a requested Borrowing of Revolving Credit Loans (as described in Section 2.03(f)(ii)), the Swingline Lender shall make a Loan in the amount of such requested Borrowing (any such Loan made solely by the Swingline Lender under this Section 2.03(h) being referred to as an “Swingline Loan”) available to the Borrower in same day funds by wire transferring such amount to the Operating Account on the requested Borrowing Date. Each Swingline Loan shall be subject to all the terms and conditions applicable hereunder to the other Revolving Credit Loans except that all payments thereon shall be payable to the Swingline Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Loan). The Swingline Lender shall not make any Swingline Loan if (i) the requested Borrowing would cause the aggregate outstanding amount of Revolving Credit Loans, Swingline Loans and undrawn amount of unexpired Letters of Credit to exceed the Aggregate Revolving Credit Commitment on such Borrowing Date or (ii) the requested Borrowing would cause the aggregate outstanding amount of Swingline Loans to exceed Seventy Five Million Dollars ($75,000,000). The Swingline Loans shall be repayable on demand, shall be secured by the Collateral, shall constitute Revolving Credit Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.02. The Swingline Loans made by the Swingline Lender may, at the request of such Lender, be evidenced by a single promissory note payable to the order of such Lender, in the form of Exhibit A-2 (as amended, restated, supplemented or otherwise modified from time to time, a “Swingline Note”), as executed by the Borrower and delivered to the Swingline Lender, in a stated amount equal to the maximum amount of the Swingline Loans specified in this subsection.
(i)Settlements. Each Lender’s funded portion of any Loan is intended to be equal at all times to such Lender’s Pro Rata Share of all outstanding Revolving Credit Loans. Notwithstanding such agreement, the Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that, to facilitate the administration of this Agreement and the other Loan

Documents, settlement among them as to the Swingline Loans shall take place on a periodic basis in accordance with the following provisions:
(A)The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, with respect to (A) each outstanding Swingline Loan and (B) all payments made by the Borrower on account of the Revolving Credit Loans, in each case by notifying the Lenders of such requested Settlement by telephone, confirmed immediately in writing (by electronic transmission or otherwise as permitted hereunder), prior to 2:00 p.m. (New York time) on the date of such requested Settlement (any such date being a “Settlement Date”).
(B)Each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Swingline Loan with respect to which Settlement is requested available to the Agent in same day funds, for itself or for the account of the Agent, to the Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Settlement Date applicable thereto, regardless of whether the conditions precedent specified in Section 5.02 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Swingline Loan, and, together with the portion of such Swingline Loan representing Agent’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for the first three (3) Business Days from and after such Settlement Date and thereafter at the interest rate then applicable to Base Rate Advances.
(C)Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender (other than the Bank) shall irrevocably and unconditionally purchase and receive from the Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan to the extent of such Lender’s Pro Rata Share thereof, by paying to the Agent, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Swingline Loan, regardless of whether the conditions precedent specified in Section 5.02 have then been satisfied. If such amount is not made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to the Revolving Credit Loans that are Base Rate Advances, including any increase in such rate that is applicable under Section 4.02.
(D)From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan under clause (C) above, the Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest received by the Agent in respect of such Swingline Loan.
SECTION 2.04Application of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrower to refinance existing Indebtedness, for their general working capital purposes, for expenses incurred by the Borrower in connection herewith and for any other purpose not prohibited by the terms of this Agreement.
SECTION 2.05Revolving Credit Commitment; Commitment Reductions; Mandatory Prepayments; Optional Prepayments.
(a)Maximum Amount. In no event shall the sum of the aggregate outstanding principal balance of the Revolving Credit Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed the Aggregate Revolving Credit Commitment.

(b)Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.02 as a result of an Event of Default hereunder, the Revolving Credit Loans shall be subject to mandatory prepayment as follows:
(i)immediately upon discovery by or notice to the Borrower that any of the lending limits set forth in Section 2.01(a) or Section 2.05(a) have been exceeded, the Borrower shall pay the Agent for the benefit of the Lenders an amount sufficient to reduce the outstanding principal balance of the Revolving Credit Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by the Borrower without the necessity of a demand by the Agent or any Lender; and
(ii)the entire outstanding principal amount of the Revolving Credit Loans, together with all accrued and unpaid interest thereon and all fees and other Lender Group Expenses payable by the Borrower hereunder, shall become due and payable on the Termination Date.
(c)Voluntary Prepayments. The Borrower may, at any time and from time to time, prepay the Revolving Credit Loans, in whole or in part, upon at least two (2) Business Days’ irrevocable notice by the Borrower to the Agent in the case of Base Rate Advances, and three (3) Business Days’ irrevocable notice by the Borrower to the Agent in the case of Term Benchmark Advances, specifying the date and amount of prepayment, provided that (i) Term Benchmark Advances may not be optionally prepaid other than on the last day of any Interest Period with respect thereto unless the Borrower pays any breakage or other fees required hereunder and (ii) a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrower (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.
(d)Swaps. Notwithstanding the foregoing, the Borrower acknowledges that, to the extent that the Borrower enters into a Swap Obligation in connection with any Loan, any prepayment (in whole or in part) or termination of such Loan prior to the stated termination date of such Swap Obligation will trigger the early termination of such Swap Obligation documentation. Each Swap Obligation is subject to separate documentation independent of such Loan and any termination of a Swap Obligation prior to its stated termination date will result in a payment being made, either by the Borrower to the Secured Party thereto by such Secured Party to the Borrower, depending on the fair market value of such Swap Obligation on the early termination date. Such payment is independent of any amounts due in respect of such Loan.
(e)Commitment Reductions. The Borrower may, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an aggregate amount not to exceed the amount by which the Aggregate Revolving Credit Commitment exceeds the aggregate outstanding amount of Revolving Credit Loans, Swingline Loans and undrawn amount of unexpired Letters of Credit at the time of such proposed termination or reduction, upon at least five (5) Business Days’ irrevocable notice by the Borrower to the Agent, specifying the date of such termination or reduction and the amount of any partial reduction. Such termination or reduction of the Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof. The Borrower’s notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice of reduction or termination may be revoked by the Borrower (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied.
SECTION 2.06Evidence of Debt.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Agent shall maintain accounts in which it shall record (1) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (2) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (3) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.07Alternate Rate of Interest.
(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.07, if:
(i)    the Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or
(ii)    the Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Advance, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Continuation/Conversion in accordance with the terms of Section 2.03 or a new Notice of Borrowing in accordance with the terms of Section 2.03, any Notice of Continuation/Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Advance and any Notice of Borrowing that requests a Term Benchmark Advance shall instead be deemed to be Notice of Continuation/Conversion or a Notice of Borrowing, as applicable, a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of the notice from the Agent referred to in this Section 2.07(a) with respect to the Term SOFR Rate, then until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the Term SOFR Rate and (y) the Borrower delivers a new Notice of Continuation/Conversion in accordance with the terms of Section 2.03 or a new Notice of Borrowing in accordance with the terms of Section 2.03, any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Loan, be converted by the Agent to, and shall constitute an Base Rate Advance.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.07), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark

Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Advance of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Advance into a request for a Borrowing of or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Benchmark applicable to such Term Benchmark Advance, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.07, any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Loan, be converted by the Agent to, and shall constitute a Base Rate Advance.
SECTION 2.08Term. The term of this Agreement shall be for a period from the Closing Date through the and including the Termination Date. Notwithstanding the foregoing, the Borrower shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Revolving Credit Loans is outstanding, except upon Payment in Full of all Obligations.
SECTION 2.09Payment Procedures.
(a)[Reserved].
(b)Time of Payment. Each payment by the Borrower on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to the Agent. All payments to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m. (New York time) on the due date thereof to the Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at the Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made (i) for the account of the Agent or Swingline Lender only or (ii) under the settlement provisions of section 2.03(i), the Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.03 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.
(c)Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified in clause (ii) of the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.
(d)Application. Subject to Section 10.05, the Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that the Borrower makes a payment or the Agent receives any payment or proceeds of the Collateral for the Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Agent.
SECTION 2.10Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender (at the request of the Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or

Section 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 2.11Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice by the Borrower to such Lender and the Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 12.07; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of all Revolving Credit Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.11 shall be deemed to prejudice any rights that the Borrower or any Lender that is not a Defaulting Lender may have against any Defaulting Lender.
SECTION 2.12Defaulting Lenders.
(a)The Agent may recover all amounts owing by a Defaulting Lender on demand, and all such amounts owing shall bear interest at the default rate set forth in Section 4.02 applicable to Base Rate Advances until Paid in Full.
(b)The failure of any Defaulting Lender to fund its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Borrowing. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Borrowing.
(c)The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including, without limitation, any fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its Permitted Discretion, apply any or all of such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Collateralize such Lender’s LC Exposure, or re-lend to the Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Revolving Credit Loans made by it, as applicable, for such purposes shall be deemed to be zero (0). This Section shall remain effective with respect to such Lender until the Defaulting Lender has ceased to be a Defaulting Lender. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

(d)If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender, then:
(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Letter of Credit Issuers only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 10.02(c) for so long as such LC Exposure is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.05 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 4.04 and Section 4.05 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Letter of Credit Issuer or any other Lender hereunder, all letter of credit fees payable under Section 4.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Letter of Credit Issuers until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)so long as such Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and no Letter of Credit Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.12(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(d)(i) (and such Defaulting Lender shall not participate therein).
(f)If Agent determines, in its sole discretion, that a Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateralization), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Loans and the funded and unfunded participations in Letters of Credit to be held by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection (c) above) whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 2.11, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.13Letters of Credit.
(a)Upon the request of the Borrower, the Letter of Credit Issuer shall issue for the account of the Borrower Letters of Credit denominated in Dollars or an Alternative Currency of a tenor and containing terms acceptable to the Borrower and the Letter of Credit Issuer, in a maximum Dollar Equivalent aggregate face amount outstanding at any time not to exceed the Letter of Credit Sublimit; provided that (i) no Letter of Credit Issuer shall have any obligation to cause to be issued any Letter of Credit with an expiration date after the Termination Date, (ii) if a Letter of Credit is issued with an expiration date after the Termination Date, the Borrower shall Collateralize such Letter of Credit in full immediately, (iii) no Letter of Credit Issuer shall have any obligation to issue any Letter of Credit if it would result in the aggregate Dollar Equivalent face amount outstanding of Letters of Credit issued by such Letter of Credit Issuer exceeding (x) its Letter of Credit Commitment, or (y) when aggregated with such Lender’s outstanding Revolving Credit Loans, its Commitment and (iv) no Letter of Credit Issuer shall have any obligation to issue a Letter of Credit in any currency other than Dollars without its consent. The term of any Letter of Credit shall not exceed three hundred sixty (360) days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Termination Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.05, and a sum equal to the aggregate Dollar Equivalent amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.05. Without limitation of the foregoing, but for the avoidance of any doubt, the maximum Dollar Equivalent amount of all unexpired Letters of Credit outstanding at any one time, when aggregated with (without duplication) all Revolving Credit Loans shall not exceed the Aggregate Revolving Credit Commitment. On and after the Closing Date, all Existing Letters of Credit that were issued prior to the Closing Date under the Original Credit Agreement shall continue to be Letters of Credit issued hereunder on the same terms as applicable to them immediately prior to the Closing Date, without need for any further action by the Borrower, any Letter of Credit Issuer or any other Person.
(b)Immediately upon issuance or amendment of any Letter of Credit in accordance with the procedures set forth in this Section 2.13, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the applicable Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including, without limitation, all obligations of the Borrower with respect thereto, other than amounts owing to the applicable Letter of Credit Issuer pursuant to Section 4.04) and any security therefor or guaranty pertaining thereto.
(c)Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the applicable Letter of Credit Issuer (with a copy to the Agent) a written notice (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Letter of Credit Issuer), no later than 2:00 p.m. (New York time) at least five (5) Business Days (or such shorter period as may be agreed to by the applicable Letter of Credit Issuer) in advance of the proposed date of issuance of a letter of credit, substantially in the form attached as Exhibit E (a “Letter of Credit Request”). The transmittal by the Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.13. Prior to the date of issuance of each Letter of Credit, the Borrower shall provide to the applicable Letter of Credit Issuer a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the Letter of Credit Issuer to make payment under such Letter of Credit. The applicable Letter of Credit Issuer, in its Permitted Discretion, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(d)Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) the Borrower shall be deemed to have timely given a Notice of Borrowing to the Agent for a Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the Dollar Equivalent amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.02 and the other terms and conditions of borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Credit Loans in Dollars comprised of Base Rate Advances in the Dollar Equivalent amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Letter of Credit Issuer for the Dollar Equivalent amount of such drawing or payment. If for any reason, proceeds of Advances are not received by the Agent on such date in an amount equal to the Dollar Equivalent amount of such drawing, the Borrower shall reimburse the Agent, on the date of such drawing, in an amount in same day funds equal to the excess of the Dollar Equivalent amount of such drawing over the Dollar amount of such Revolving Credit Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.01(a) or 4.02, as applicable.
(e)As among the Borrower, the Agent, the Letter of Credit Issuer and each Lender, the Borrower assumes all risks of the acts and omissions of the Agent and the Letter of Credit Issuer (other than for the gross negligence or willful misconduct of the Agent or the Letter of Credit Issuer) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders nor the Letter of Credit Issuer shall be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuer, the Agent or the Lenders, provided, that the foregoing shall not release the Agent or the Letter of Credit Issuer for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of the Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent or the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of the Agent or the Letter of Credit Issuer, as the case may be, shall not create any liability of the Agent or the Letter of Credit Issuer to the Borrower or any Lender.
(f)The obligations of the Borrower to reimburse the Letter of Credit Issuer for drawings honored under the Letters of Credit and the obligations of the Lenders under this Section 2.13 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any Letter of Credit Agreement; (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.

(g)Unless otherwise requested by the Agent, each Letter of Credit Issuer shall report in writing to the Agent (i) not later than the fifth Business Day following the last day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Letter of Credit Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Letter of Credit Issuer shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Letter of Credit Issuer makes any disbursement, the date of such disbursement and the amount of such disbursement, (iv) on any Business Day on which the Borrower fails to reimburse a disbursement required to be reimbursed to such Letter of Credit Issuer on such day, the date of such failure and the amount and currency of such disbursement and (v) on any other Business Day, such other information as the Agent shall reasonably request.
(h)For so long as any Legacy Letter of Credit (whether drawn or undrawn) shall remain outstanding and until the date on which (i) each Legacy Letter of Credit has been terminated and (ii) to the extent any Legacy Letter of Credit is drawn, all obligations under and with respect to any such Legacy Letter of Credit are no longer outstanding (such date, the “Legacy Letter of Credit Issuer Termination Date”), the Legacy Letter of Credit Issuer shall constitute a Letter of Credit Issuer and Secured Party for all purposes of each Loan Document; provided that, notwithstanding anything contained in any Loan Document, the Legacy Letter of Credit Issuer shall not be required under any circumstances to (i) amend, renew or extend any Legacy Letter of Credit or (ii) issue any Letter of Credit. The Legacy Letter of Credit Issuer shall constitute a Letter of Credit Issuer and a Secured Party hereunder prior to the Legacy Letter of Credit Issuer Termination Date notwithstanding that, on and after the Closing Date, the Legacy Letter of Credit Issuer has no Revolving Credit Commitment or Letter of Credit Commitment and is not a Lender. For the avoidance of doubt, the Legacy Letter of Credit Issuer shall cease to be a Letter of Credit Issuer under the Loan Documents on the Legacy Letter of Credit Issuer Termination Date.
SECTION 2.14Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations to (ii) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. For purposes of clause (ii) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) or Loan(s) (as applicable) to which such participation relates.
SECTION 2.15Extensions of Commitments.

(a)The Borrower may, by written notice to the Agent (which notice shall be promptly delivered by the Agent to each Lender) (such notice, an “Extension Request”), no earlier than ninety (90) days and no later than thirty (30) days prior to any anniversary of the Closing Date (each such anniversary date, an “Anniversary Date”), request that each Lender extend the Termination Date then applicable to such Lender’s Revolving Credit Commitment (the Termination Date then applicable to such Lender’s Revolving Credit Commitment being such Lender’s “Current Termination Date”) for an additional one (1) year period measured from the Current Termination Date.
(b)Each Lender, acting in its sole discretion, shall, by notice to the Agent given no later than ten (10) days after the date on which the Agent received such Extension Request (such date, with respect to any Anniversary Date, the “Notice Date”), advise the Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend such Lender’s Current Termination Date being referred to herein as an “Extending Lender; and each Lender that determines not to so extend such Lender’s Current Termination Date being referred to herein as a “Non-Extending Lender”); provided that any Lender that does not so advise the Agent on or before the Notice Date for the applicable Anniversary Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. For the avoidance of doubt, each Non-Extending Lender shall be required to maintain its original Revolving Credit Commitment pursuant to the terms and conditions contained herein to and including such Lender’s Current Termination Date (without giving effect to such extension).
(c)The Agent shall notify the Borrower of each Lender’s determination under Section 2.15(b) no later than the earlier of (i) the date fifteen (15) days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day) and (ii) the date that is 5 days following the applicable Notice Date.
(d)The Borrower shall have the right (but not the obligation), in their sole discretion, to, no later than the applicable Anniversary Date, elect to remove or replace any Non-Extending Lender pursuant to Section 2.11 by (x) electing to terminate the Revolving Credit Commitments of such Non-Extending Lender and repay the outstanding principal of its Revolving Credit Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder as of such termination date or (y) causing such Non-Extending Lender to assign and delegate, without recourse, its interests, rights and obligations as a Lender to one or more existing Lenders or Eligible Assignees (each, an “Additional Commitment Lender”) (provided that the applicable Additional Commitment Lender agrees to the extension of the Current Termination Date as requested by the Borrower) pursuant to which such Additional Commitnent Lender shall, effective on or before the Current Termination Date for such Non-Extending Lender, assume such Non-Extending Lender’s Revolving Commitment.
(e)If, and only if, by the applicable Anniversary Date, Lenders (including Additional Commitment Lenders) having more than fifty percent (50%) of the Aggregate Revolving Credit Commitments in effect at the time any such extension is requested shall have elected to so extend the Current Termination Date of their Revolving Credit Commitments, then, subject to the satisfaction of the conditions set forth in Section 2.15(f), effective as of the applicable Anniversary Date, the Current Termination Date of each Extending Lender shall be extended to the date falling one (1) year after such Lender’s Current Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day). The Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders. This Section 2.15 shall supersede any provisions in Section 2.14 or Section 12.05 to the contrary.
(f)Notwithstanding the foregoing, the extension of the Current Termination Date of any Lender pursuant to this Section 2.15 shall not be effective with respect to any Extending Lender unless, on the applicable Anniversary Date, (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties of the Borrower and the Guarantors (if any) set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if any such representation and warranty is already qualified by materiality) on and as of the applicable Anniversary Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation and warranty is already qualified by materiality) as of such earlier date, and (iii) the Agent shall have received a certificate, dated such Anniversary Date and signed by a Responsible Officer of the Borrower, certifying that, as of such Anniversary Date, the conditions in the foregoing clauses (i) and (ii) have been satisfied.
SECTION 2.16Increase of Commitments.
(a)The Borrower may increase, upon the request of the Borrower, the then effective amount of the Aggregate Revolving Credit Commitment; provided that: (i) the aggregate principal amount of the increases in the Aggregate Revolving Credit Commitment pursuant to this Section 2.16, shall not exceed Seven Hundred and Fifty Million Dollars ($750,000,000) (which amount shall be reduced by any prior usage under this clause (a) and any prior usage of such Incremental Amount pursuant to clause (xxvii) in the definition of “Permitted Liens”, the “Incremental Amount”); (ii) the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Agent in connection with such increases and at the time of any such proposed increase; (iii) subject to customary “Sungard” provisions, if and to the extent agreed to by the Incremental Lenders, (A) no Event of Default shall have occurred and be continuing or would occur after giving effect to such increase, and (B) all representations and warranties by or on behalf of each Loan Party and its Subsidiaries set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such increase or, to the extent such representations and warranties expressly relate to an earlier date, true and correct in all material respects on and as of such earlier date; (iv) the Revolving Credit Commitments provided under this Section 2.16 (the “Incremental Revolving Credit Commitments”) shall have an expiration date no earlier than the Termination Date; and (v) the Incremental Revolving Credit Commitments shall have terms identical to the terms of the Revolving Credit Commitments then-outstanding under this Agreement.
(b)The Borrower may invite any existing Lender or any prospective lender who is reasonably satisfactory to the Agent (solely to the extent the consent of the Agent would be required pursuant to Section 12.07) to become a Lender in respect of such Incremental Revolving Credit Commitments (each institution providing an Incremental Revolving Credit Commitment, an “Incremental Lender”) in accordance with this Section 2.16. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Credit Commitment. Only the consent of the Incremental Lenders shall be required for an increase in the aggregate principal amount of the Revolving Credit Commitments pursuant to this Section 2.16.
(c)Subject to subsections (a) and (b) of this Section 2.16, any increase requested by the Borrower shall be effective upon delivery to the Agent of each of the following documents (the date of such effectiveness, the “Increase Date”): (i) an originally executed copy of any instrument of joinder signed by a duly authorized officer of each Incremental Lender, in form and substance reasonably acceptable to the Agent; (ii) a notice to the Incremental Lenders, in form and substance reasonably acceptable to the Agent, signed by a Responsible Officer of the Borrower; (iii) a certificate of the Borrower signed by a Responsible Officer, in form and substance acceptable to the Agent, certifying that each of the conditions in subsection (a) of this Section 2.16 has been satisfied: and (iv) any other customary certificates or documents that the Agent shall reasonably request, each in form and substance reasonably satisfactory to the Agent.
(d)[Reserved].
(e)Each of the Lenders having a Revolving Credit Commitment prior to the Increase Date (the “Pre-Increase Revolving Credit Lenders”) shall assign to any Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Date (the “Post-Increase Revolving Credit Lenders”), and such Post-Increase Revolving Credit Lenders shall purchase from each Pre-Increase Revolving Credit Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in Swingline Loans and undrawn Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in Swingline Loans and Letters of Credit will be held by Pre-

Increase Revolving Credit Lenders and Post-Increase Revolving Credit Lenders ratably in accordance with their Pro Rata Shares after giving effect to such increased Revolving Credit Commitments.
(f)Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Credit Loans shall be deemed, unless the context otherwise requires, to include Revolving Credit Loans made pursuant to the Incremental Revolving Credit Commitments pursuant to this Section 2.16.
ARTICLE III.SECURITY
SECTION 3.01General. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations (whether now existing or hereafter arising), the Borrower hereby grants (and reaffirms its prior grant) to the Agent, for the benefit of the Secured Parties, a continuing Lien on and security interest in all of its right, title and interest in and to all of the Collateral, in each case wherever located, whether now owned or hereafter acquired, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (as such term is defined in the UCC) (whether in the form of cash or other property and whether tangible or intangible) and products thereof (including, without limitation, all proceeds of insurance covering the same and all commercial tort claims in connection therewith). As further security for the Obligations, and to provide other assurances to the Agent and the Secured Parties, the Agent shall receive, among other things, in each case to the extent required by this Agreement:
(a)[reserved];
(b)the Guarantor Security Agreement; and
(c)each Intellectual Property Security Agreement (as applicable).
This Agreement shall constitute a security agreement for purposes of the UCC.
SECTION 3.02Further Security; Benefit of Security Interest. The Borrower also grants to the Agent, for the benefit of the Secured Parties, as further security for all of the Obligations, a security interest in all of its right, title and interest in and to all property of the Borrower in the possession of or deposited with or in the custody of the Agent or any of the Secured Parties (or their Affiliates) or any representative, agent or correspondent of any of such Persons and in all present and future deposit accounts or securities accounts maintained with any of such Persons. For purposes of this Agreement, any property in which the Agent or any other such Person has any security or title retention interest shall be deemed to be in the custody of the Agent or such Person. The security interest granted in Section 3.01 shall be deemed to be in favor of the Agent for the benefit of each of the Secured Parties to which the Borrower owe any Obligations.
SECTION 3.03Recourse to Security. Recourse to security shall not be required for any Obligation hereunder, and the Borrower hereby waives any requirement that the Agent or any Secured Party exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrower.
SECTION 3.04Collateral Generally.
(a)Further Actions. The Borrower shall take all actions that the Agent, in its Permitted Discretion, may request from time to time so as at all times to maintain the validity, perfection, enforceability and priority of the Agent’s security interest in the Collateral and to enable the Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) discharging all Liens other than Permitted Liens, (ii) [reserved], (iii) delivering to the Agent, endorsed or accompanied by such instruments of assignment as the Agent may specify, any and all promissory notes in favor of Loan Parties from third parties forming a part of the Collateral, in each case in an amount greater than $5,000,000, (iv) [reserved]; and (v) if the Borrower has as of the Closing Date or thereafter acquires a commercial tort claim in an amount greater than $5,000,000 against a third party, the

Borrower shall promptly notify the Agent thereof, in writing, and grant a specific collateral assignment of such claim to the Agent, at the Agent’s request as additional Collateral. Notwithstanding anything to the contrary, (i) unless required by Section 3.05 with respect to the Pledged Interests,  obtaining “control” of any investment property, deposit or securities account, letter-of-credit right or electronic chattel paper (the term “control” as used in respect of the foregoing types of Collateral having the meaning set forth in Articles 8 and 9 of the UCC) shall not be required and (ii) no action shall be required in order to create or perfect any security interest under the law of any non-U.S. jurisdiction.
(b)Registered Intellectual Property Updates. In the event that any Loan Party (i) files after the Closing Date during any fiscal year an application for the registration of Intellectual Property which constitutes Collateral with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (ii) becomes after the Closing Date during any fiscal year the owner of any Intellectual Property which constitutes Collateral that is registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or (iii) acquires after the Closing Date during any fiscal year any registration or application for registration of any Intellectual Property which constitutes Collateral registered or applied for with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, such Loan Party will execute and deliver to the Agent the appropriate Intellectual Property Security Agreements (or supplements thereto) with respect to such application for registration or registration filed during such fiscal year on or before the last day by which the Compliance Certificate with respect to such fiscal year is required to be delivered pursuant to Section 7.11(d)(B).
(c)Filings. The Agent is hereby authorized to file financing statements in accordance with the applicable provisions of the UCC, including, without limitation financing statements that describe the Collateral covered thereby as “all personal property”, “all assets” or words of similar effect, at any time or from time to time hereafter, in any jurisdiction; and the Borrower hereby ratifies, approves and affirms the filing of any such financing statements heretofore filed by the Lender in respect of the Borrower (including any predecessor-in-interest thereof) and the Guarantors. All charges, expenses and fees that the Agent may incur in doing any of the foregoing, and Other Taxes relating thereto, shall be paid to the Agent promptly after written demand.
SECTION 3.05Pledged Interests.
(a)(i) Except for the security interest created hereby, each Loan Party is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 3.05 as being owned by such Loan Party (as such Schedule may be amended by written notice from the Borrower to the Agent) and, when acquired by such Loan Party, any Pledged Interests acquired after the Closing Date, (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Loan Party identified on Schedule 3.05 (as such Schedule may be amended by written notice from the Borrower to the Agent), (iii) such Loan Party has the right and requisite authority to pledge, the investment property pledged by such Loan Party to the Agent as provided herein, (iv) all actions necessary or desirable to perfect and establish the first priority of, or otherwise protect, the Agent’s Liens in the investment property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement, (B) the taking of possession by the Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank by the applicable Loan Party, and (C) the filing of financing statements in the jurisdiction of organization of such Loan Party set forth on Schedule 6.01(g) for such Loan Party with respect to the Pledged Interests of such Loan Party that are not represented by certificates, and (v) subject to Section 7.20, each Loan Party has delivered to and deposited with the Agent all certificates representing the Pledged Interests owned by such grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Loan Party has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(b)As to all limited liability company or partnership interests constituting Pledged Interests, each Loan Party hereby represents, warrants and covenants that such Pledged Interests (i) are not, and shall not be, dealt in or traded on securities exchanges or in securities markets, (ii) do not, and shall not, constitute investment company securities, and (iii) are not, and will not be, held by such Loan Party in a securities account. In addition, none of the limited liability company agreements, partnership agreements or other agreements governing any of the Pledged Interests provides that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.
(c)If any Loan Party shall acquire, obtain or receive any Pledged Interests after the Closing Date that are included in Collateral and are represented by certificates (other than any Pledged Interests required to be delivered pursuant to Section 7.20), it shall promptly (and in any event within thirty (30) days of acquiring or obtaining such Collateral) deliver to the Agent certificates representing such Pledged Interests accompanied by undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank with respect to such certificates and a duly executed Pledged Interests Addendum identifying such Pledged Interests.
(d)Upon the occurrence and during the continuance of an Event of Default, following the request of the Agent, all sums of money and property paid or distributed in respect of the Pledged Interests that are received by any Loan Party shall be held by the Loan Parties in trust for the benefit of the Agent segregated from such Loan Party’s other property, and such Loan Party shall deliver it forthwith to the Agent in the exact form received. No Loan Party shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests (or any limited liability company agreement or partnership agreement with respect thereto), or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Loan Documents. Each Loan Party agrees that it will cooperate with the Agent’s reasonable requests in obtaining all necessary approvals and making all necessary filings under federal, state, or local law to effect the perfection of the Agent’s Lien on the Pledged Interests or to effect any sale or transfer thereof.
(e)None of the Pledged Interests existing as of the Closing Date are registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default has occurred and is continuing may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Loan Party understands that in connection with such disposition, the Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Loan Party, therefore, agrees that: (i) if the Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, the Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof, and (ii) such reliance shall be conclusive evidence that the Agent has handled the disposition in a commercially reasonable manner.
(f)Upon the occurrence and during the continuation of an Event of Default, (i) the Agent may, at its option, and with two (2) Business Days prior notice to the Borrower (unless such Event of Default is an Event of Default specified in Section 10.01(c), in which case no such notice need be given), and in addition to all rights and remedies available to the Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Loan Party, but under no circumstances is the Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if the Agent duly exercises its right to vote any of such Pledged Interests during the existence of an Event of Default, each Loan Party hereby appoints the Agent, subject to any applicable Requirements of Law such Loan Party’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner the Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable. For so long as any Loan Party shall have the right to vote the Pledged Interests owned by it, such Loan Party covenants and agrees that it will not, without the prior written consent of the Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of the Agent, the Lenders or the Letter of Credit Issuer.
(g)Notwithstanding the foregoing, (A) no Excluded Property shall constitute Pledged Interests and (B) no action under the law of any non-U.S. jurisdiction shall be required to be taken to create or perfect any Pledged Interests.
SECTION 3.06[Reserved].
SECTION 3.07Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) each of the Loan Parties shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or the Lenders of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) neither the Agent nor the Lenders shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Agent or any of the Lenders be obligated to perform any of the obligations or duties of any Loan Parties thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement or any other Loan Document, the Loan Parties shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Loan Party until (i) the occurrence and continuance of an Event of Default, and (ii) the Agent has notified the applicable Loan Party of the Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 3.05.
SECTION 3.08Continuation of Liens, Etc. The Borrower shall defend the Collateral (if any) against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Liens permitted by the Loan Documents. The Borrower agrees to comply with the requirements of all state and federal laws to grant to the Agent valid and perfected first priority security interests in the Collateral. The Agent is hereby authorized by the Borrower to file any financing or continuation statements or similar documents or instruments covering the Collateral whether or not the Borrower’s signature appears thereon. The Borrower agrees, from time to time, at the Agent’s reasonable request, to file notices of Liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, and cooperate with the Agent’s representatives, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Agent’s Liens thereon. The Borrower agrees that the Agent may file a carbon, photographic or other reproduction of this Agreement (or any financing statement related hereto) as a financing statement.
SECTION 3.09Power of Attorney. In addition to all of the powers granted to the Agent in this Article III, the Borrower hereby appoints and constitutes the Agent as the Borrower’s attorney-in-fact to make any filings under the Uniform Commercial Code covering any of the Collateral, to request at any time from customers indebted on its receivables verification of information concerning such receivables and the amount owing thereon (provided that any verification prior to an Event of Default shall not contain the Agent’s name and shall be in connection with the conducting of any field examination with respect to the Collateral), and, upon the occurrence and during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof, (ii) to make any payment or take any act necessary or desirable to protect or preserve any Collateral, and (iii) to take any action and to execute any instrument which the Agent may reasonably deem necessary or advisable to accomplish the purposes hereof. The Agent’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Agent under this Agreement, in each case if an Event of Default exists and is continuing. This power of attorney is coupled with an interest and is irrevocable.

SECTION 3.10Other. Notwithstanding anything to the contrary herein, this Article III shall only be applicable during a Collateral and Guarantee Period.
ARTICLE IV.INTEREST, FEES AND EXPENSES
SECTION 4.01Interest. Subject to Section 4.02, the Borrower shall pay to the Agent for the ratable benefit of the Lenders interest on the Advances, payable in arrears on each Interest Payment Date, at the following rates per annum:
(a)Base Rate Advances. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to (i) the Base Rate then in effect plus (ii) the Applicable Rate for Base Rate Advances.
(b)Term Benchmark Advances. If such Advance is a Term Benchmark Advance, at a rate which is equal at all times during the Interest Period for such Term Benchmark Advance to (i) the Term SOFR Rate for the Interest Period selected by the Borrower corresponding to such Term Benchmark Advance plus (ii) the Applicable Rate for Term Benchmark Advances.
SECTION 4.02Interest and Letter of Credit Fees After Event of Default. Following the occurrence and during the continuation of any Specified Event of Default until the earlier of the date upon which (i) all Obligations shall have been Paid in Full or (ii) such Event of Default shall have been cured or waived, interest on the Loans shall be payable on demand at a rate per annum equal to the rate that would be otherwise applicable thereto under Section 4.01 plus up to an additional two percent (2%) and the letter of credit fee pursuant to Section 4.05 shall be payable at the rate that would otherwise apply under Section 4.05 plus up to an additional two percent (2%).
SECTION 4.03[Reserved].
SECTION 4.04Unused Line Fee. The Borrower shall pay to the Agent for the ratable benefit of the Lenders, fifteen (15) days after the last day of each March, June, September and December, commencing with the calendar quarter ending June 30, 2026, and on the Termination Date, in arrears, an unused line fee equal to the product of the Applicable Rate in effect for unused line fees multiplied by the difference, if positive, between (i) the Aggregate Revolving Credit Commitment as of such date and (ii) the average daily aggregate outstanding amount of the Revolving Credit Loans plus the average daily aggregate undrawn amount of all unexpired Letters of Credit during the immediately preceding calendar quarter or portion thereof.
SECTION 4.05Letter of Credit Fees. The Borrower shall pay to the Letter of Credit Issuer for its own account (i) a fronting fee in respect of each Letter of Credit issued by the Letter of Credit Issuer for the account of the Borrower in an amount equal to 0.125% per annum on the Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any exposure with respect to Letters of Credit issued by such Letter of Credit Issuer, which fee shall be payable fifteen (15) days after the last day of each March, June, September and December, commencing with the calendar quarter ending immediately following the issuance of such Letter of Credit and on the expiry thereof, in arrears and (ii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. In addition, the Borrower shall pay to the Agent for the ratable benefit of the Lenders in respect of each Letter of Credit, fifteen (15) days after the last day of each March, June, September and December, commencing with the calendar quarter ending immediately following the issuance of such Letter of Credit and on the expiry thereof, in arrears, a fee equal to (a) the Applicable Rate then in effect with respect to Term Benchmark Advances, multiplied by (b) the daily average of the Dollar Equivalent amount of the Letters of Credit outstanding during the preceding calendar quarter or during the interim period ending on the expiry date, as the case may be.
SECTION 4.06[Reserved]

SECTION 4.07[Reserved]
SECTION 4.08Fee Letters. The Borrower shall pay to the Agent for its own account as and when due, without duplication and in accordance with the terms thereof, all fees required to be paid to the Agent under the Fee Letters.
SECTION 4.09Calculations. All calculations of fees hereunder shall be made by the Agent on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. All calculations of interest hereunder shall be made by the Agent on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.
SECTION 4.10Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Letter of Credit Issuer;
(ii)    impose on any Lender or Letter of Credit Issuer or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or Letter of Credit Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Lender or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Letter of Credit Issuer determines that any Change in Law affecting such Lender or Letter of Credit Issuer or any lending office of such Lender or such Lender’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s capital or on the capital of such Lender’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Letter of Credit Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to the Borrower will be conclusive absent manifest error. The Borrower will pay such Lender or Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Letter of Credit Issuer to demand compensation pursuant to this Section 4.10 shall not constitute a waiver of such Lender’s or Letter of Credit Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section 4.10 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 4.11Taxes.
(a)Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Loan Parties, jointly and severally, shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 4.11(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.11, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” that is related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code and that no payment in connection with any Loan Document is effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made, if any; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 4.11(g), no Lender shall be required to furnish any documentation it is not legally eligible to deliver.

Each Lender hereby authorizes the Agent to deliver to the Loan Parties and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 4.11(g).

(h) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this Section 4.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.11(h), in no event will the Recipient be required to pay any amount to a Loan Party pursuant to this Section 4.11(h) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.11(h) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V.CONDITIONS OF LENDING
SECTION 5.01Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent:
(a)Loan Documents. The Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to the Agent, in form and substance satisfactory to the Agent and its counsel:
(i)counterparts of this Agreement, duly executed by the parties hereto;
(ii)the Notes, each duly executed by the Borrower, to the extent such Notes were requested three (3) Business Days prior to the Closing Date;
(iii)an Intellectual Property Security Agreement, duly executed by each applicable Loan Party;
(iv)the original certificates (if any) representing Pledged Interests required to be delivered pursuant to this Agreement and undated transfer powers, executed in blank, and the originals of any promissory notes pledged pursuant to this Agreement or any Security Document duly endorsed (either directly or by allonge) to the Agent’s favor in blank;
(v)financing statements in proper form for filing under the Uniform Commercial Code (naming the Agent as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral), with respect to each Loan Party;

(vi)completed lien searches, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (v) above and in all other jurisdictions that the Agent deems necessary to confirm the priority of the Liens created hereunder and under the Security Documents, that name each of the Loan Parties as debtor, together with copies of such financing statements;
(vii)a completed perfection certificate, substantially in the form of Exhibit D, signed by a Responsible Officer of each Loan Party;
(viii)a financial condition certificate of the chief financial officer of each of the Loan Parties, in the form of Exhibit F;
(ix)an opinion of each of Greenberg Traurig LLP and Latham & Watkins LLP addressed to the Agent covering such matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require, which such counsel is hereby requested by the Borrower on behalf of all the Loan Parties to provide;
(x)copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of a Responsible Officer of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing and Notices of Continuation/Conversion on behalf of the Borrower;
(xi)a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation of each Loan Party, reasonably recently dated, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and a certificate from the Secretary of State that such Loan Party is in good standing in that jurisdiction, in each case, to the extent commercially available in such state; and
(xii)a closing certificate from a Responsible Officer of the Borrower, in the form of Exhibit G.
(b)No Litigation. There shall be no pending or threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects the business, prospects, operations, assets, liabilities or financial condition of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)Reimbursement. The Borrower shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.04 of this Agreement, to the extent invoiced at least two (2) Business Days prior to the Closing Date (it being understood that all other such fees and Lender Group Expenses shall be paid after the Closing Date in accordance with the terms of this Agreement), (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to the Agent and Lenders under the Fee Letters that are required to be paid on the Closing Date.

(d)No Change. No change, occurrence, event or development that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect shall have occurred and be continuing.
(e)Law. The Loan Parties shall be in compliance with all Requirements of Law, other than such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(f)Patriot Act; Beneficial Ownership Certification. (i) The Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding each of the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(g)Accrued Interest and Fees. The Borrower shall have paid to the Agent, for the account of each lender under the Original Credit Agreement immediately prior to giving effect to the Closing Date, all accrued and unpaid interest and fees under the Original Credit Agreement.
SECTION 5.02Conditions Precedent to Each Revolving Credit Loan and Each Letter of Credit. The obligation of the Lenders to make any Revolving Credit Loan or the Letter of Credit Issuer to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:
(a)Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Revolving Credit Loan or the issuance of the requested Letter of Credit as of the date of such request; and
(c)    Requests. In the case of the borrowing of Revolving Credit Loans, the Agent shall have received a timely Notice of Borrowing, and in the case of the issuance of a Letter of Credit, the applicable Letter of Credit Issuer shall have received a timely Letter of Credit Request.
Each condition in Sections 5.01 and 5.02 that are subject to the satisfaction or discretion of the Agent, any Lender or the Letter of Credit Issuer shall be deemed satisfied upon the Agent’s, Lender’s or Letter of Credit Issuer’s, as applicable, execution of this Agreement (with respect to such condition in Section 5.01) or making of any Revolving Credit Loan or the issuance of any Letter of Credit (with respect to such condition in Section 5.02).
ARTICLE VI.REPRESENTATIONS AND WARRANTIES

SECTION 6.01Representations and Warranties. The Borrower makes the following representations and warranties to the Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing or issuance of any Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:
(a)Organization, Good Standing and Qualification. Each Loan Party (i) is an Entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the state of its incorporation, organization or formation, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing (to the extent such concept exists in the relevant jurisdictions) in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)[Reserved].
(c)Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party (including the consent of its shareholders, where required) has been taken.
(d)Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(e)No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not contravene any of the Governing Documents of such Loan Party, (ii) do not contravene any Requirement of Law, except as such contravention would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) will not result in the imposition of any Liens upon any of its properties other than Permitted Liens.
(f)Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC financing statements, (iii) filing of any Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, (iv) filings or other actions listed on Schedule 6.01(f), and (v) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)Ownership. Schedule 6.01(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation, formation or organization of each Loan Party, all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity (except to the extent that failure to be so qualified would not result in a Material Adverse

Effect), the Persons that own the Equity Interests of each such Loan Party (other than TTD), and the number of Equity Interests owned by each such Person.
(h)Solvency. The Loan Parties, taken as a whole, are Solvent.
(i)No Material Adverse Effect. Since December 31, 2025, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)Accuracy and Completeness of Information.
(i)All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Borrower and its Subsidiaries that has been furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.
(ii)    As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
(k)[Reserved].
(l)[Reserved].
(m)Investment Company. None of the Loan Parties is an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
(n)Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect in violation of the provisions of the Regulations of the Federal Reserve Board or (b) for any purpose that violates the provisions of the Regulations of the Federal Reserve Board.
(o)Taxes and Tax Returns.
(i)Each Loan Party and each of its Subsidiaries has properly completed and timely filed all material income tax returns it is required to file and such returns were complete and accurate in all material respects.
(ii)All material taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid.
(iii)No material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of the Borrower, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for taxes.

(p)No Judgments or Litigation. No judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate (taking into consideration, among other things, the ability of the Borrower and its Subsidiaries to obtain indemnification in respect thereof) would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.
(q)Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, except where the failure to have such title interest or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such assets are free and clear of Liens except for Permitted Liens.
(r)[Reserved].
(s)[Reserved].
(t)Compliance with Laws. On the Closing Date and immediately after giving effect to the consummation of the transactions contemplated hereby to be consummated on the Closing Date, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(u)Rights in Collateral; Priority of Liens. Solely during a Collateral and Guarantee Period, all of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of the Agent and other Permitted Liens. Solely during a Collateral and Guarantee Period, the Liens granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens which are non-consensual Permitted Liens or Other First Liens, permitted purchase money Liens, or the interests of lessors in respect of Capitalized Lease Obligations).
(v)ERISA. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)No Lien has been imposed on the assets of any Plan under Section 303(k) or 4068 of ERISA or Section 430(k) of the Internal Revenue Code.
(ii)No Loan Party maintains or contributes to any Pension Plan or Multiemployer Plan, other than those specified in Schedule 6.01(v).
(iii)Each Loan Party has satisfied the minimum funding standards of Sections 302 and 303 of ERISA and Section 412 and 430 of the Internal Revenue Code with respect to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Internal Revenue Code has been filed with respect to any Pension Plan.
(iv)No Termination Event has occurred or is reasonably expected to occur.
(v)There has been no non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan.

(vi)With respect to each Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC.
(vii)Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS and no event has occurred which would cause the loss of such qualification.
(viii)Each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and any applicable Requirement of Law.
(ix)The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.
    (x)    Neither any Loan Party nor, to the knowledge of the Borrower, any ERISA Affiliate has received any notice that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA or under Section 432 of the Internal Revenue Code.
(w)Intellectual Property. Set forth on Schedule 6.01(w) is a complete and accurate list of all Patents, Trademarks and Copyrights constituting Material Intellectual Property, and all licenses thereof, of the Loan Parties as of the Closing Date, showing as of the date hereof the jurisdiction in which registered, the registration number and the date of registration. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other intellectual property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim or litigation is pending or, to the Borrower’s knowledge, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.
(x)[Reserved].
(y)Compliance with Environmental Laws. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no Loan Party is the subject of any judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) no Loan Party has filed with or received from any Governmental Authority any notice, order, stipulation or directive under any Environmental Law concerning the treatment, storage, disposal, spill, release or threatened release of any Hazardous Materials at, on, beneath or adjacent to Real Property owned or leased by it, (iii) each Loan Party has no knowledge of any contingent liability for any release of any Hazardous Materials, and there has been no spill or release of any Hazardous Materials at any of its Real Property in violation of Environmental Laws and (iv) to the knowledge of the Borrower, none of any Loan Party’s Real Property has ever been used as a waste disposal site, whether registered or unregistered.
(z)Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and holds in full force and effect all Permits which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.
(aa)Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);
(ii)    a Person owned or “controlled” (as defined in the definition of “Affiliate”) by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Revolving Credit Loans will be, directly or, to the knowledge of the Borrower or any of its Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of Sanctions.
(bb)    [Reserved].
(cc)     Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
(dd)     [Reserved].
(ee)     Anti-Money-Laundering Laws, Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries, and their respective directors, officers, employees and, to the knowledge of the Borrower, their agents, are in compliance in all material respects with all Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions applicable to it. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Money Laundering Laws, applicable Anti-Corruption Laws and applicable Sanctions.
(ff)     Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE VII.AFFIRMATIVE COVENANTS OF THE BORROWER
The Borrower covenants and agrees that, until the Payment in Full of all Obligations:
SECTION 7.01Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to, (i) maintain their Entity existence, except in connection with a transaction expressly permitted under Section 8.03 or in the case of any Entity other than the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all material Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except (A) as expressly permitted by this Agreement, (B) such as may expire, be abandoned or lapse in the ordinary course of business, or (C) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) continue in the same or reasonably related, ancillary or complimentary lines of business (and reasonable extensions thereof) as presently conducted by it.
SECTION 7.02Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its ordinary course of business practices.
SECTION 7.03[Reserved].
SECTION 7.04Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (i) all material Taxes imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that, such payment and discharge will not be required with respect to any Tax or claim if (x) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted and (y) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.
SECTION 7.05Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply with all Requirements of Law applicable to it, including any State Licensing Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 7.06Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and, during a Collateral and Guarantee Period, cause the Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, during a Collateral and Guarantee Period, the Loan Parties shall: (a) obtain certificates and endorsements reasonably acceptable to the Agent with respect to property and casualty insurance (with endorsements to be delivered within 45 days after the Closing Date or such later date as the Agent may reasonably agree) and (b) upon request of the Agent not more than once per calendar year during a Collateral and Guarantee Period, deliver updated certificates and endorsements with respect to such property and casualty insurance. If, during a Collateral and Guarantee Period, any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, the Agent, if the Agent so elects, in its Permitted Discretion, may obtain such insurance and pay the premium therefor for the Borrower’s account and at its expense.
SECTION 7.07Books and Records; Inspections.
(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice.
(b)    The Loan Parties shall, and shall cause each of their Subsidiaries to, provide the Agent and its agents access to the premises of the Loan Parties and their Subsidiaries during normal business hours and with reasonable notice under the circumstances once per fiscal year, and at any time (or as many times) after the occurrence and during the continuance of an Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying any and all records pertaining thereto, and (C) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors (subject to such Auditor’s policies and procedures). The Borrower shall reimburse the Agent for the reasonable and documented travel and related expenses of the Agent’s employees or, at the Agent’s option, the reasonable and documented travel and related expenses of such outside accountants or examiners as may be retained by the Agent to verify or inspect Collateral, records or documents of the Loan Parties and their Subsidiaries; provided that, so long as no Event of Default then exists, the number of inspections for which the Borrower shall be liable for reimbursement to the Agent hereunder shall be limited to one (1) per fiscal year. All such Obligations may be charged to any account of the Borrower with the Agent or any of its Affiliates.
SECTION 7.08Notification Requirements. The Borrower shall timely give the Agent the following notices and other documents:
(a)Notice of Defaults. Promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains actual knowledge of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Borrower’s proposed response thereto, each in reasonable detail.
(b)Proceedings; Changes. Promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains actual knowledge of (i) any proceeding including, without limitation, any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted against a Loan Party or any of its Subsidiaries before any Governmental Authority as to which an adverse determination is reasonably probable and would reasonably be expected to have a Material Adverse Effect or (ii) any actual change, development or event which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.
(c)Changes. Promptly, and in any event within ten (10) Business Days (or such longer period as the Agent may agree) after a change of the legal name, Entity structure or jurisdiction of organization of any Loan Party thereof, a written statement describing such change, together with copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change.
(d)ERISA Notices. To the extent such events would reasonably be expected to result in a Material Adverse Effect:
(i)Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of the Borrower describing such Termination Event and any action that is being taken, or will be taken, with respect thereto by any Loan Party (or any known ERISA Affiliate), and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect to such Termination Event;
(ii)promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request pursuant to Section 412(c) of the Internal Revenue Code filed with respect to any Pension Plan subject to the funding requirements of Section 412 of the Internal Revenue Code;
(iii)promptly, and in any event within five (5) Business Days after receipt by any Loan Party of notice of the PBGC’s intention to terminate a Pension Plan or Multiemployer Plan under Section 4041 or Section 4041A of ERISA or to have a trustee appointed to administer a Pension Plan or Multiemployer Plan, a copy of such notice;
(iv)promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto) of:
(A)any Prohibited Transaction which would subject the Borrower to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder;
(B)a failure by the Borrower or, to the knowledge of the Borrower, ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code, or a failure by any Loan Party to make a payment to a Multiemployer Plan which is required by ERISA or the Internal Revenue Code; and
(C)the establishment of any new Pension Plan or Multiemployer Plan or the obligation to contribute to any new Pension Plan or Multiemployer Plan which was not specified on Schedule 6.01(v);
(v)promptly upon and in any event within five (5) Business Days after the request of the Agent, each annual report (IRS Form 5500 series) and all accompanying schedules and the most recent actuarial reports, in any case, with respect to any Pension Plan;
(vi)and promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan or notice that a Multiemployer Plan is endangered or critical status within the meaning of Section 305 of ERISA or Section 432 of the Internal Revenue Code.
(e)Ratings. At any time during a Collateral and Guarantee Suspension Period, promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains actual knowledge of any announcement by Moody’s, S&P or Fitch of any change in or loss of, or any possible change in or loss of, the Borrower’s corporate family rating from any of Moody’s, S&P or Fitch.
(f)Environmental Matters. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party thereof, copies of (A) any written notice that any violation of any Environmental Law was committed by a Loan Party which violation could reasonably be expected to result in liability or involve remediation costs that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) any written notice that any administrative or judicial complaint or order has been filed against a Loan Party alleging violations of any Environmental Law or requiring a Loan Party to take any action in connection with the release of toxic or Hazardous Materials into the environment which violation or action would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (C) any written notice from a Governmental Authority or other Person alleging that a Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (D) Environmental Law adopted, enacted or issued after the date hereof of which the Borrower becomes aware which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 7.09[Reserved].
SECTION 7.10Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 7.11Financial Reporting. The Borrower shall deliver to the Agent the following:
(a)Annual Financial Statements. As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, (A) the annual audited consolidated Financial Statements of the Loan Parties and their Subsidiaries for and as of the end of the prior fiscal year; (B) a comparison in reasonable detail to the prior year’s audited Financial Statements; and (C) the Auditors’ opinion without Qualification and a “Management Letter”.
(b)[Intentionally Omitted].
(c)Quarterly Financial Statements. As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, (A) management prepared interim consolidated Financial Statements of the Loan Parties and their Subsidiaries as at the end of such fiscal quarter and for the fiscal year to date and setting forth in comparative form the figures for the corresponding period or periods of the previous fiscal year; (B) a certification by the Borrower’s chief financial officer, controller or the vice president, finance that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments); and (C) a narrative discussion of the financial condition of the Loan Parties and their Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by the chief financial officer of the Borrower; provided that, in lieu of such narrative discussion, the Borrower may participate in a quarterly conference call (each such call to be at a time and date to be reasonably agreed by the Borrower and the Agent) among senior management of the Borrower, the Agent and the Lenders.
(d)Compliance Certificate. As soon as available, but (A) not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and (B) and one hundred twenty (120) days after each fiscal year end, a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by the Borrower’s chief financial officer or vice president-finance, with an attached schedule setting forth the calculations to arrive at EBITDA and the Total Leverage Ratio as of the end of such fiscal quarter or fiscal year, as applicable.
(e)[Intentionally Omitted].
(f)[Intentionally Omitted].
(g)SEC Reports. Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Agent, other materials publicly filed by the Borrower with the Securities and Exchange Commission or, in the case of TTD, distributed to generally to the holders of its Equity Interests.
(h)Other Information. Promptly after the request by the Agent, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, liabilities or financial condition of any Loan Party or any of its Subsidiaries as the Agent may from time to time reasonably request.
Notices and information required to be delivered pursuant to this Section 7.11 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address http://thetradedesk.com; (ii) on which the Borrower delivers such documents by electronic mail to the Agent or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that: (i) until the Agent has confirmed its receipt of an electronic copy of any such document, the Borrower shall deliver paper copies of such documents to the Agent or any Lender if so requested by Agent or any such Lender in writing and (ii) the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding the foregoing, the obligations in Sections 7.11(a), (c) and (g) may be satisfied with respect to information or statements of the Borrower and its Subsidiaries by the filing of such information or statements with the SEC.
SECTION 7.12Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including, without limitation, tax liabilities and other governmental charges), except where (i) the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 7.13ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties shall (i) maintain each Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy in all material respects the qualification requirements thereof, (ii) contribute, or require that contributions be made, in a timely manner (A) to each Plan in amounts sufficient to satisfy in all material respects applicable Requirements of Law and the terms and conditions of each such Plan, and (B) to each Foreign Plan in amounts sufficient to satisfy in all material respects the minimum funding requirements of any applicable law or regulation, and (iii) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations). As used in this Section 7.13, “Foreign Plan” means a plan that provides retirement or health benefits and that is maintained, or otherwise contributed to, by a Loan Party for the benefit of employees outside the United States.
SECTION 7.14Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, conduct its business so as to comply in all material respects with all applicable Environmental Laws and obtain and renew all material Permits, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 7.15Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of its registrations of Trademarks, Patents and Copyrights that constitute Material Intellectual Property.
SECTION 7.16[Reserved].
SECTION 7.17[Reserved].
SECTION 7.18[Reserved].
SECTION 7.19Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions applicable to it.
SECTION 7.20Formation of Subsidiaries.
(a)Each Loan Party will, at the time that (i) any Loan Party forms or acquires any direct or indirect Subsidiary (other than an Excluded Subsidiary) after the Closing Date or (ii) any Subsidiary ceases to constitute an Excluded Subsidiary, within thirty (30) days of such event (or, if such event occurs during a Collateral and Guarantee Suspension Period, within ninety (90) days of a subsequent Collateral and Guarantee Reinstatement Trigger Event) (in each case, or such later date as permitted by the Agent in its discretion) (a) cause such Subsidiary to provide to Agent a joinder to the Guaranty and the Guarantor Security Agreement, (b) to the extent required by and subject to the exceptions set forth in this Agreement and the Security Documents, deliver to Agent financing statements with respect to such Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Subsidiary, and such other security agreements, all in form and substance reasonably satisfactory to the Agent, necessary to create the Liens intended to be created under the Security Documents, (c) provide, or cause the applicable Loan Party to provide, to Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary (other than any Excluded Subsidiary described in clauses (i), (ii), (iv), (vi) or (vii)); provided that the pledge of Voting Interests of any first-tier Foreign Subsidiary or FSHCO shall not exceed sixty-five percent (65%) of the total outstanding Voting Interests of such Foreign Subsidiary or FSHCO (which pledge shall not be required to be governed by the laws of the jurisdiction of such Subsidiary), and (d) provide to the Agent all other documentation and take all actions reasonably requested by the Agent to perfect the Agent’s Liens (to the extent required pursuant to Article III hereof) in connection with the foregoing.
(b) Notwithstanding anything to the contrary in this Agreement, Section 7.20(a) shall not be in effect during a Collateral and Guarantee Suspension Period. If a Collateral and Guarantee Reinstatement Trigger Event occurs, then Section 7.20(a) shall be automatically reinstated and be applicable pursuant to the terms of this Agreement, unless and until a subsequent Collateral and Guarantee Suspension Date occurs (in which event Section 7.20(a) shall no longer be in effect during such Collateral and Guarantee Suspension Period).
ARTICLE VIII.NEGATIVE COVENANTS
The Borrower covenants and agrees that, until Payment in Full of all Obligations:
SECTION 8.01Non-Guarantor Subsidiary Indebtedness. The Borrower will not permit any Subsidiary that is not a Guarantor to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:
(i)Indebtedness under the Loan Documents, including any Indebtedness created pursuant to the Incremental Revolving Credit Commitments;
(ii)Indebtedness existing on the Closing Date and set forth in Schedule 8.01(ii), and any Refinancing Indebtedness in respect of such Indebtedness;
(iii)Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets, and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred within 180 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;
(iv)Permitted Hedging Agreements and Bank Product Obligations;
(v)Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;
(vi)Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any acquisition or the disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing any such acquisition;
(vii)intercompany Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;
(viii)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;
(ix)Guarantees of Indebtedness of the Borrower or any Subsidiary; provided that a Subsidiary shall not Guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section 8.01 if it were a primary obligor thereon;
(x)Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(xi)Acquired Indebtedness;
(xii)Indebtedness incurred in the ordinary course of business in respect of (A) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and not any obligation in connection with margin financing, (B) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, (C) the endorsement of instruments for deposit or the financing of insurance premiums, (D) deferred compensation or similar arrangements to the employees of the Borrower or any of its Subsidiaries, (E) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and (F) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to the Borrower or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance;
(xiii)Indebtedness owing by Foreign Subsidiaries to non-Affiliates as long as (A) the aggregate principal amount of Indebtedness incurred pursuant to this clause (xiii) shall not at any time exceed $250,000,000 and (B) no Loan Party shall provide any Guarantee of such Indebtedness owing by Foreign Subsidiaries; and
(xiv)other Indebtedness; provided that the sum of (a) the aggregate principal amount of Indebtedness incurred pursuant to this clause (xiv), (b) without duplication of the foregoing clause (a), the aggregate principal amount of outstanding obligations secured by Liens incurred pursuant to the Priming Liens Basket and (c) the aggregate amount of Attributable Debt in respect of Sale and Leaseback Transactions incurred pursuant to Section 8.02(ii) shall not at any time exceed the greater of (A) $1,200,000,000 and (B) 20% of Consolidated Total Assets.
For purposes of determining compliance with this Section 8.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the above-listed clauses or sub-clauses within such clauses, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including pay-in-kind interest), and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.01. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that, the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 8.01.

SECTION 8.02Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any Sale and Leaseback Transaction except:
(i)Sale and Leaseback Transactions to which the Borrower or any Subsidiary is a party as of the date hereof;
(ii)any Sale and Leaseback Transaction for the sale and leasing back to the Borrower or any of its Subsidiaries of any property by the Borrower or any of its Subsidiaries;
(iii)any Sale and Leaseback Transaction that involves a lease for not more than three years (or which may be terminated by the Borrower or such Subsidiary within a period of not more than three years);
(iv)any Sale and Leaseback Transaction if the Borrower or any Subsidiary applies, within 270 days before or after the consummation of such Sale and Leaseback Transaction, an amount equal to the net proceeds from the sale of the property sold or otherwise transferred pursuant to such Sale and Leaseback Transaction to the purchase of other property used or useful in the business of the Borrower or any of its Subsidiaries or to the repayment of the Loans (with a concurrent termination of the Commitments) or the retirement of any other long-term Indebtedness;
(v)any Sale and Leaseback Transaction with respect to any assets consummated contemporaneously with the acquisition of such assets in order to finance the purchase thereof; and
(vi)other Sale and Leaseback Transactions not expressly permitted by clause (i) above; provided that the sum of (a) the aggregate principal amount of Attributable Debt in respect of Sale and Leaseback Transactions incurred pursuant to this clause (ii), (b) the aggregate amount of Indebtedness incurred pursuant to Section 8.01(xiv) and (c) without duplication of the foregoing clause (b), the aggregate principal amount of outstanding obligations secured by Liens permitted under the Priming Liens Basket shall not at any time exceed the greater of (A) $1,200,000,000 and (B) 20% of Consolidated Total Assets.
SECTION 8.03Fundamental Changes, Etc.
(a)The Loan Parties will not merge or consolidate with any Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), other than (i) the merger or consolidation of any Person into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Person into or with a Loan Party (other than the Borrower) in which the surviving or resulting entity is a Loan Party, or (iii) the liquidation or dissolution or, subject to compliance with Section 7.08(c), change in form of entity of any Subsidiary of the Borrower if a Responsible Officer of the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
(b)The Loan Parties will not, and will not permit any of their Subsidiaries to, sell, transfer or otherwise dispose, directly or through any merger, consolidation or amalgamation and whether in one transaction or in a series of transactions, of assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Borrower and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.
SECTION 8.04Use of Proceeds. The Borrower will not (i) use any portion of the proceeds of any Revolving Credit Loan in violation of Section 2.04 or for the purpose of purchasing or carrying any Margin Stock in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit

(i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.
SECTION 8.05Liens, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets, other than (x) Permitted Liens or (y) other Liens to the extent that, in the case of this clause (y), the Obligations under the Loan Documents are secured on an equal and ratable (or better than equal and ratable) basis with the obligations so secured by such Liens; provided that, notwithstanding the foregoing, during a Collateral and Guarantee Period, the Loan Parties shall only be permitted to incur debt that is secured by the Collateral on a pari passu or junior lien basis with the Liens securing the Obligations pursuant to clauses (xxv), (xxvi) or (xxvii) of the definition of “Permitted Liens”.
SECTION 8.06Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE IX.FINANCIAL COVENANTS
Until the Payment in Full of all Obligations:
SECTION 9.01Total Leverage Ratio. Commencing with the first full fiscal quarter ending after the Closing Date, the Borrower hereby covenants and agrees that the Loan Parties and their Subsidiaries will not permit the Total Leverage Ratio, as of the end of the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11, to exceed 3.50 to 1.00; provided that, following a consummation of a Financial Covenant Material Acquisition, so long as, on or prior to the date that the financial statements are required to be delivered pursuant to Section 7.11(a) or (c), as applicable, with respect to the fiscal quarter during which such Financial Covenant Material Acquisition is consummated, the Borrower delivers to Agent a notice stating that the Borrower wishes to exercise its option to increase the maximum Total Leverage Ratio in accordance with this proviso, the maximum Total Leverage Ratio permitted by this Section as of the end of the fiscal quarter during which such Financial Covenant Material Acquisition is consummated and as of the end of each of the next three fiscal quarters thereafter shall be 4.00 to 1.00; provided, further, that following the exercise of any such increase to the maximum Total Leverage Ratio in accordance with the previous proviso, the Borrower may not make a subsequent election to increase the maximum Total Leverage Ratio permitted by this Section unless, as of the end of at least one fiscal quarter immediately preceding such subsequent election, the maximum Total Leverage Ratio shall have been 3.50 to 1.00.
ARTICLE X.EVENTS OF DEFAULT
SECTION 10.01Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:
(a)any Loan Party shall fail to pay any (i) principal of any Revolving Credit Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and, in the case of this clause (ii), such default continues unremedied for a period of three (3) Business Days; or
(b)there shall occur a default in the performance or observance of any agreement, covenant, condition, provision or term contained in (i) Section 2.04, 2.05(b), 7.01(i), 7.08(a), 7.11 or 7.20, Article 8, Article 9; or (ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and, in the case of this clause (ii), such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of the Borrower or (y) written notice thereof from the Agent to the Borrower; or
(c)any Loan Party or any of its Material Subsidiaries shall become the subject of an Insolvency Event; or
(d)(i) any Loan Party or any of its Subsidiaries shall fail to make any principal payment in respect of any Material Indebtedness at the stated final maturity thereof, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, this clause (d)(ii) will not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness in accordance with its terms if the related acquisition is not consummated; or
(e)any representation or warranty made or deemed made by any Loan Party under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or
(f)any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Material Subsidiaries, exceeds $100,000,000 in the aggregate (to the extent not covered by insurance) and either (i) such judgment or order shall not be stayed, vacated, bonded or discharged for a period of sixty (60) consecutive days after the entry thereof, or (ii) enforcement proceedings are commenced upon such judgment or order; provided that, in the case of any judgment or order that provides for a payment term of longer than sixty (60) days from the entry thereof, any amounts with respect thereto shall only be included to the extent undischarged and unstayed after the date that is sixty (60) days after the date that such amounts are due pursuant to the terms of such judgment or order; or
(g)a Change of Control shall occur; or
(h)solely during a Collateral and Guarantee Period, if this Agreement or any other Security Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens or Other First Liens, permitted purchase money Liens or the interests of lessors in respect of Capitalized Lease Obligations, first priority Lien on any material portion of the Collateral covered thereby, except (i) as a result of a disposition of the applicable Collateral (other than to another Loan Party) in a transaction permitted under this Agreement, or (ii) as a result of the Agent no longer having possession of certificates, promissory notes or other instruments actually delivered to it representing securities or instruments pledged under this Agreement or any other Security Document or results from a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner; or
(i)any material covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; the Borrower or any other Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith during a Collateral and Guarantee Period or shall otherwise challenge any of its obligations under any of the Loan Documents; or, solely during a Collateral and Guarantee Period, any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document.
For the avoidance of doubt, the suspension of the Collateral or the guarantees during a Collateral and Guarantee Suspension Period in accordance with Section 11.10 shall not result in an Event of Default.
SECTION 10.02Acceleration, Termination and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, the Agent, at the direction of the Required Lenders shall, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender, to enforce its claims against the Borrower:
(a)Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.01(c), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of the Agent or any Lender, all of which are hereby waived by the Borrower.
(b)Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.01(c), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders and any Letter of Credit issued by the Letter of Credit Issuer shall be in their and its respective discretion. Notwithstanding any such termination, until all Obligations shall have been Paid in Full, the Agent and each Lender shall retain all rights under guaranties and all security in existing and future receivables, inventory, general intangibles, investment property and equipment of the Loan Parties and all other Collateral held by any of them hereunder and under the Security Documents.
(c)Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 10.02(a) or otherwise at any time after the Termination Date, the Borrower shall at such time deposit in a cash collateral account established by or on behalf of the Agent sufficient funds to Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of the Agent and applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations have been Paid in Full, the balance, if any, in such cash collateral account shall be returned to the Borrower or to such other Person as may be lawfully entitled thereto.
SECTION 10.03Other Remedies.
(a)Upon the occurrence and during the continuance of an Event of Default, the Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including, without limitation, under the UCC) and the Loan Documents, and the Agent may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Borrower’s receivables or use (at the expense of the Borrower) such supplies or space of the Borrower at the Borrower’s places of business necessary to administer, enforce and collect such receivables including, without limitation, any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Borrower’s receivables (in the name of the Borrower or the Agent) and otherwise administer and collect such receivables; (iii) sell, assign and deliver the Borrower’s receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.
(b)The Loan Parties and the Lenders hereby irrevocably authorize the Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (ii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (iii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by the Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. The Borrower will assemble the Collateral in their possession and make it available at such locations in the United States as the Agent may specify, whether at the premises of the Borrower or elsewhere, and will make reasonably available to the Agent the premises and facilities of the Borrower for the purpose of the Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. The Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower hereby grants the Agent a license to enter and occupy (in each case, so long as no Event of Default then exists, at reasonable times and subject to reasonable procedures), any of the Borrower’s leased or owned premises and facilities, without charge, to exercise any of the Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.05.
SECTION 10.04License for Use of Software and Other Intellectual Property. The Borrower hereby grants to the Agent a perpetual non-revocable royalty-free, nonexclusive license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, other Intellectual Property, advertising materials and other rights, assets and materials used by the Borrower in connection with its businesses or in connection with the Collateral, in each case with respect to any exercise of remedies hereunder.
SECTION 10.05Post-Default Allocation of Payments.
(a)Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at the Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:
(i)first, to all Lender Group Expenses owing to the Agent (including attorneys’ fees) in its capacity as the Agent;
(ii)second, to all Lender Group Expenses owing to the Letter of Credit Issuer and the Lenders;
(iii)third, to all amounts owing to Swingline Lender on Swingline Loans;
(iv)fourth, to all amounts owing to Letter of Credit Issuer with respect to that portion of the Obligations which constitutes unreimbursed draws under Letters of Credit;
(v)fifth, to all Obligations constituting fees (other than amounts which constitute Bank Product Obligations);

(vi)sixth, to all Obligations constituting interest (other than amounts which constitute Bank Product Obligations);
(vii)seventh, to the Collateralization of that portion of the Obligations constituting undrawn amounts under outstanding Letters of Credit;
(viii)eighth, to all other Obligations (other than Bank Product Obligations);
(ix)ninth, to all Bank Product Obligations; and
(x)finally, to the Loan Parties or whoever else may be lawfully entitled thereto.
Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. In determining the amount to be applied to Bank Product Obligations within any given category, each Bank Product Provider’s pro rata share thereof shall be based on the lesser of (x) the amount presented in the most recent notice from such Bank Product Provider to the Agent (as contemplated in the definition of “Bank Product Obligations”) and (y) the actual amount of such Bank Product Obligations, calculated in accordance with a methodology presented to and approved by the Agent by such Bank Product Provider to the Agent. The Agent has no duty to investigate the actual amount of any Bank Product Obligations and, instead, is entitled to rely in all respects on the applicable Bank Product Provider’s reasonably detailed written accounting thereof. If such Bank Product Provider does not submit such accounting of its own accord and in a timely manner, the Agent, may instead rely on any prior accounting thereof.
SECTION 10.06No Marshalling; Deficiencies; Remedies Cumulative. The Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral shall be applied by the Agent to such of the Obligations and in such order as the Agent shall elect in its discretion, whether due or to become due. The Borrower shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of the Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as the Agent or the Lenders may deem desirable, and are not intended to be exhaustive.
SECTION 10.07Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, the Borrower hereby waives any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Agent of any Collateral. The Borrower also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral, in each case, pursuant to the terms herein. The Borrower also consents that the Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court (in each case in connection with the remedies hereunder). These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and the Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 10.08Further Rights of the Agent and the Lenders. If the Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if the Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Agent or any Lender hereunder or under any other Loan Document, in each case of the foregoing, to the extent an Event of Default arises and continues, the Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of the Borrower, and all amounts so paid by the Agent shall be treated as a Revolving Credit Loan comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.
SECTION 10.09Interest and Letter of Credit Fees After Event of Default. The Borrower agrees and acknowledges that the additional interest and fees that may be charged under Section 4.02 are (a) an inducement to the Lenders to make Advances and to the Letter of Credit Issuer to cause Letters of Credit to be issued hereunder and that the Lenders and the Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and the Agent’s costs of administering the credit facility upon an Event of Default, and (c) intended to estimate the Lenders’ and the Agent’s increased risks upon an Event of Default.
SECTION 10.10Receiver. In addition to any other remedy available to it, the Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of the Borrower.
SECTION 10.11Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.
ARTICLE XI.THE AGENT
SECTION 11.01Appointment of Agent. (a) Each Lender and each Letter of Credit Issuer hereby irrevocably appoints JPMCB and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Letter of Credit Issuer authorizes the Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Letter of Credit Issuer hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Letter of Credit Issuer; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Letter of Credit Issuers with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the

Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Lenders and the Letter of Credit Issuers (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Letter of Credit Issuer or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)    nothing in this Agreement or any Loan Document shall require the Agent to account to any Lender for any sum or the profit element of any sum received by the Agent for its own account.

(d)    The Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, disbursements in respect of Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Agent allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Letter of Credit and each other Secured Party to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, the Letter of Credit Issuers or the other Secured Parties, to pay to the Agent any amount due to it, in its capacity as the Agent, under the Loan Documents. Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Letter of Credit Issuer or to authorize the Agent to vote in respect of the claim of any Lender or Letter of Credit Issuer in any such proceeding.

(g)    The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Letter of Credit Issuers, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 11.02[Reserved].
SECTION 11.03Agent’s Reliance; Limitation of Liability, Etc.
(a)Neither the Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)The Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 7.08 unless and until written notice thereof stating that it is a “notice under Section 7.08” in respect of this Agreement and identifying the specific clause under said Section is given to the Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Agent by the Borrower, a Lender or a Letter of Credit Issuer. Further, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.
(c)    Without limiting the foregoing, the Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.07, (ii) may rely on the Register to the extent set forth in Section 12.07, (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Letter of Credit Issuer and shall not be responsible to any Lender or Letter of Credit Issuer for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Letter of Credit Issuer, may presume that such condition is satisfactory to such Lender or Letter of Credit Issuer unless the Agent shall have received notice to the contrary from such Lender or Letter of Credit Issuer sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 11.04Posting of Communications.
(a)     The Borrower agrees that the Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Letter of Credit Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Letter of Credit Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Letter of Credit Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF

THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY LETTER OF CREDIT ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender and each Letter of Credit Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Letter of Credit Issuer agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Letter of Credit Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Letter of Credit Issuers and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Agent, any Lender or any Letter of Credit Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 11.05The Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Letter of Credit Issuer, as the case may be. The terms “Letter of Credit Issuers”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender, Letter of Credit Issuer or as one of the Required Lenders, as applicable. The Person serving as the Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Agent and without any duty to account therefor to the Lenders or the Letter of Credit Issuers.
SECTION 11.06Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from the Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.
SECTION 11.07The Agent in Its Individual Capacity. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Letter of Credit Issuer, as the case may be. The terms “Letter of Credit Issuers”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender, Letter of Credit Issuer or as one of the Required Lenders, as applicable. The Person serving as the Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Agent and without any duty to account therefor to the Lenders or the Letter of Credit Issuers.
SECTION 11.08[Reserved].
SECTION 11.09Successor Agent.
(a)The Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Letter of Credit Issuer and the Borrower, whether or not a successor Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Agent under any Security Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Lender and each Letter of Credit Issuer. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article and Section 12.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (i) above.
SECTION 11.10Collateral and Guaranty Matters.
(a)Except with respect to the exercise of setoff rights in accordance with Section 12.03 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Bank Product Obligations and no Hedging Agreements the obligations under which constitute secured Bank Product Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Bank Product Obligations shall be deemed to have appointed the Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)The Agent is authorized to release (x) any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) required to be delivered in connection with permitted sales or dispositions of Collateral (other than to another Loan Party) hereunder, if any, upon receipt of the proceeds by the Agent (or, if permitted hereunder, the applicable Borrower), (iii) if the release can be and is approved by the Required Lenders or (iv) during a Collateral and Guarantee Suspension Period and (y) any Guarantor from its obligations under any Guaranty during a Collateral and Guarantee Suspension Period. The Agent may request, and the Lenders will provide, confirmation of the Agent’s authority to release particular types of items of Collateral.
(d)(1) Upon any sale or transfer of Collateral (other than to another Loan Party) which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least three (3) Business Days’ (or such shorter period as agreed to by the Agent) prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred and (2) during any Collateral and Guarantee Suspension Period and upon at least three (3) Business days’ (or such shorter period as agreed to by the Agent) prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of a Guarantor; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens or Guarantors without recourse or warranty and (ii) except during a Collateral and Guarantee Suspension Period, such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral in the exercise of remedies, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure. The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, any certificate prepared by any Loan Party in connection therewith or the existence of a Collateral and Guarantee Suspension Date, Collateral and Guarantee Suspension Period, Collateral and Guarantee Reinstatement Trigger Event or Collateral and

Guarantee Period, nor shall the Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
(e)Notwithstanding anything to the contrary contained in this Agreement or any Loan Document (but subject to clause (f) below), if at any time after the Closing Date (including after a Collateral and Guarantee Reinstatement Trigger Event shall have previously occurred) there occurs a Collateral and Guarantee Suspension Date, all Collateral shall, upon the occurrence of such Collateral and Guarantee Suspension Date, be automatically released from the Liens granted thereon in favor of the Agent pursuant to the Security Documents, without further action, and no Loan Party shall be required to comply with any of the covenants, terms or provisions of, or make any representation or warranty under, Article III of this Agreement or any of the other Security Documents (it being understood and agreed that, with respect to any other provisions of this Agreement, this Agreement expressly sets forth the covenants, terms, provisions, and representations and warranties that solely require compliance during the Collateral and Guarantee Period and this clause (e) shall not remove the obligations to comply with any other covenants, terms, provisions, representations or warranties in this Agreement). In connection with the foregoing, the Agent shall (and the Lenders hereby authorize the Agent to), at the sole cost and expense of the Borrower, promptly take such actions as are reasonably requested by the Borrower to evidence such release.
(f)Notwithstanding anything to the contrary contained in this Agreement (including in clause (e) above) or any Loan Document, if, after any Collateral and Guarantee Suspension Date, a Collateral and Guarantee Reinstatement Trigger Event occurs, then, within 90 days of such Collateral and Guarantee Reinstatement Trigger Event (or such longer period as the Agent may agree in its sole discretion), the Borrower shall, at the Borrower’s sole cost and expense, (i) cause each of its direct or indirect Subsidiaries (other than any Excluded Subsidiary, unless such Subsidiary is an Excluded Subsidiary solely because it is non-wholly-owned as a result of a transaction that was either (x) with an affiliate or (y) not for a bona fide business purpose) to become a Guarantor hereunder and (ii) grant, and shall cause each of the Guarantors to grant, Liens on all assets of the Loan Parties intended to constitute Collateral and take all actions required hereunder as are necessary to perfect the Liens of the Agent in such Collateral, in each case, in form and substance substantially consistent with the guaranty and security documents in effect as of the Closing Date (the first date on which such guarantees and collateral are delivered pursuant to the foregoing, the “Collateral Reinstatement Date”). Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, no action taken or omitted to be taken by the Borrower or any of its Subsidiaries during a Collateral and Guarantee Suspension Period shall give rise to a Default or Event of Default on or after a Collateral and Guarantee Reinstatement Trigger Event so long as such action or omission was permitted under this Agreement or otherwise permitted during such Collateral and Guarantee Suspension Period. For purposes of this Agreement, (i) the period of time between a Collateral and Guarantee Suspension Date and the subsequent Collateral Reinstatement Date is referred to as the “Collateral and Guarantee Suspension Period” and (ii) any period of time prior to the first Collateral and Guarantee Suspension Date, or following a Collateral Reinstatement Date but prior to any subsequent Collateral and Guarantee Suspension Date, is referred to as a “Collateral and Guarantee Period”.
(g)The Lenders hereby authorize the Agent to enter into any Intercreditor Agreement reasonably satisfactory to the Administrative Agent and permitted hereunder and the Lenders acknowledge that any such Intercreditor Agreement is binding upon the Lender.
(h)Notwithstanding anything to the contrary, in its discretion, the Agent may condition any actions from it under this Section 11.10 on the receipt of a certificate signed by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Agent certifying that the applicable releases, subordinations or intercreditor agreements or arrangements and the transactions related thereto are permitted under this Agreement (on which certificate the Agent may conclusively rely) (it being acknowledged and agreed that the Agent shall take all actions required of the Agent pursuant to Section 11.10(e) solely in reliance on the certification delivered pursuant to the definition of “Collateral and Guarantee Suspension Date”). All documents, agreements, certificates, releases and subordinations executed, deliver and taken by the Agent pursuant to this Section 11.10 shall be without recourse to, and without representation and warranty by, the Agent.

SECTION 11.11Credit Bidding. The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral (if any) in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (if any) (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.05 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 11.12Acknowledgement of Lenders and Letter of Credit Issuers.
(a)Each Lender and each Letter of Credit Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Letter of Credit Issuer, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Letter of Credit Issuer agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Letter of Credit Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold

Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Letter of Credit Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon the Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Letter of Credit Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an assignment agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders on the Closing Date.
(c)(i) Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this Section 11.12(c) shall be conclusive, absent manifest error.
(ii)     Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)     The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv)    Each party’s obligations under this Section 11.12(c) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(d)The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMCB and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMCB and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMCB nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein or in any other Loan Document, the Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Agent or any of its Affiliates in any capacity, including any information obtained by the Agent in the course of communications among the Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.
SECTION 11.13Borrower Communications.
(a)The Agent, the Lenders and the Letter of Credit Issuers agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Agent through an electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Letter of Credit Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Letter of Credit Issuers and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY LETTER OF CREDIT ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL,

INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any Notice of Borrowing, Notice of Continuation/Conversion, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Agent through an Approved Borrower Portal.
(d)Each of the Lenders, each of the Letter of Credit Issuers and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Agent’s generally applicable document retention procedures and policies.
(e)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE XII.GENERAL PROVISIONS
SECTION 12.01Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or other form of electronic transmission, including email, as follows:
To the Agent            JPMorgan Chase Bank, N.A.
10 S Dearborn St.
Chicago, IL 60603
Attn.: Daniel Neuman
Email: daniel.neuman@jpmorgan.com

To Borrower:            Borrower
c/o The Trade Desk, Inc.
42 N. Chestnut Street
Ventura, CA 93001
Attn: Office of the Chief Financial Officer
Emails: treasury@thetradedesk.com

with a copy to:

Attn: Legal Department
Email: legal@thetradedesk.com

To any Lender            to its address specified in Annex A-1 or in the
Assignment and Acceptance under which it became a party hereto
Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, five (5) Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (iii) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (a) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (a) and (b) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in the following paragraph below, shall be effective as provided in said paragraph below.
Notices and other communications to the Borrower, the Lenders, the Agent and the Letter of Credit Issuers hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
SECTION 12.02Delays; Partial Exercise of Remedies. No delay or omission of the Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.
SECTION 12.03Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, and whether or not such Lender shall have made any demand or the Obligations of the Borrower have matured, each Lender and its Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower or any of its Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.03, such Lender shall provide notice to the Agent and the Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.
SECTION 12.04Indemnification; Reimbursement of Expenses of Collection.
(a)The Borrower hereby agrees that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, the Borrower will indemnify, defend and hold harmless the Agent, each Lender, the Letter of Credit Issuer and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel (limited to a single firm of counsel to the Indemnified Parties taken as a whole and, in the case of an actual or perceived conflict of interest, where the Indemnified Party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such group of similarly affected Indemnified Parties (and, if necessary, a single special or local counsel in each applicable jurisdiction (which may including a single special counsel acting in multiple jurisdictions))), experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from (x) such Indemnified Party’s bad faith, gross negligence or willful misconduct, (y) a material breach in bad faith of the obligations under this Agreement or the other Loan Documents by such Indemnified Party or (z) suits among Indemnified Parties (other than any claims against the Agent or any Arranger or any similarly titled Indemnified Party unless such claim would otherwise be excluded pursuant to the preceding clause (x))) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by the Borrower in connection with compliance by the Borrower, or any of its properties, with any federal, state or local Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any owner of the Borrower against the Borrower or any actual or purported violation of the Borrower’s Governing Documents or any other agreement or instrument to which the Borrower is a party or by which any of its properties is bound.
(b)In addition, the Borrower shall, upon demand, pay to each of the Agent, the Letter of Credit Issuer and the Lenders all Lender Group Expenses incurred by each of them. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.
(c)Survival. The Borrower’s obligations under Sections 4.10 and 4.11 and this Section 12.04 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or collateralization of all Letters of Credit and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.
SECTION 12.05Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or by the Agent at their instruction on their behalf), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all the Lenders, do any of the following at any time: (a) change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder; (b) amend the definition of “Required Lenders” or “Pro Rata Share” or any other provision of the Loan Documents expressly requiring pro rata treatment of the Lenders; (c) amend this Section 12.05; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or Letters of Credit or any fees or other amounts payable hereunder; (e) postpone any date on which any payment of principal of, or interest on, the Loans or Letters of Credit or any fees or other amounts payable hereunder is required to be made; (f) extend the stated expiry date of any Letter of Credit beyond the Termination Date; (g) release all or substantially all of the value of the Guaranties (except as expressly provided in the Loan Documents as in effect on the Closing Date (including in connection with a Collateral and Guarantee Release Event)); (h) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents as in effect on the Closing Date (including in connection with a Collateral and Guarantee Release Event)); (i) contractually subordinate any of the Agent’s Liens on all or substantially all of the Collateral or contractually subordinate the Obligations in right of payment to any other Indebtedness for borrowed money (except, in each case, (i) as expressly provided in the Loan Documents as in effect on the Closing Date or (ii) any “debtor-in-possession” facility); or (j) amend the last sentence of Section 2.09(b) or Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby or amend any of the provisions of Section 10.05; provided, further that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, increase amount of or extend the expiration date of any Commitment of such Lender, (ii) the Letter of Credit Issuer, in addition to the Lenders required above, take any action that affects the rights or duties of the Letter of Credit Issuer under this Agreement or any other Loan Document, (iii) the Swingline Lender, in addition to the Lenders required above, take any action that affects the rights or duties of the Swingline Lender, and (iv) the Agent, in addition to the Lenders required above, take any action that affects the rights or duties of the Agent under this Agreement or any other Loan Document. Anything in this Section 12.05 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and the Loans of any Defaulting Lender shall be excluded in determining whether all Lenders or the Required Lenders have taken or may take action hereunder, other than (x) any of the matters governed by Section 12.05(d) and (e) that affect such Lender and (y) with respect to any amendment, waiver, modification, elimination or consent requiring the consent of all Lenders that by its terms specifically discriminates against such Defaulting Lender.
SECTION 12.06Nonliability of Agent and Lenders. The relationship between and among the Borrower, the Agent and the Lenders shall be solely that of borrower, agent and lender, respectively. Neither the Lenders nor the Agent shall have any fiduciary responsibilities to the Borrower. Neither the Lenders nor the Agent undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
SECTION 12.07Assignments and Participations.
(a)Borrower Assignment. The Borrower shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Agent and the Lenders.
(b)Lender Assignments. Each Lender may, with the consent of the Agent (not to be unreasonably withheld), each Letter of Credit Issuer (not to be unreasonably withheld) and, so long as no Event of Default then exists, the Borrower (not to be unreasonably withheld, and not required in connection with an assignment to a Person that is a Lender or an Affiliate of a Lender), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee payable to the Agent for its account of $3,500. No such assignment shall be for less than Five Million Dollars ($5,000,000) of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to the Agent of an Assignment and Acceptance and the payment of the recordation fee to the Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.10, 4.11 and 12.04, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.01(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such

Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)Agent’s Register. The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount of their Loans (the “Register”). The Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrower or any Lender (but only with respect to such Lender’s interest) at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, the Agent will give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent a new Note to the order of the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.
(e)Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.
(f)Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”), other than the Borrower, Affiliates of the Borrower or any Ineligible Institution, in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. The Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans or participations in Letters of Credit subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or participations in Letters of Credit subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Sections 2.03(e), 4.10, 4.11 and 12.03 as if it were a Lender, provided that such Participant shall be subject to Section 4.11 and the last sentence of Section 2.09(b) as if it were a Lender (provided that any documentation required pursuant to Section 4.11(g) shall be required solely to the applicable participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
A Participant shall not be entitled to receive any greater payment under Section 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such greater entitlement results from a Change in Law after the participation occurs.
(g)Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.
(h)Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(i)Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(j)Disqualified Institutions. The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
SECTION 12.08Counterparts; Electronic Execution.
(a)    This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 12.09Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
SECTION 12.10Maximum Rate
. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the

Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.
SECTION 12.11[Reserved].
SECTION 12.12Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.
SECTION 12.13Limitation of Liability. To the extent permitted by applicable law (i) (x) the Borrower and each other Loan Party shall not assert, and the Borrower and each other Loan Party hereby waives, any claim against the Agent, any Syndication Agent, any Documentation Agent, any Letter of Credit Issuer and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) and (y) the Agent, any Syndication Agent, any Documentation Agent, any Letter of Credit Issuer and any Lender shall not assert, and the Agent, any Syndication Agent, any Documentation Agent, any Letter of Credit Issuer and any Lender hereby waives, any claim against the Borrower and any other Loan Party or any of their Subsidiaries and any Related Party of any of the foregoing Persons, in each case of the foregoing clauses (x) and (y), for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (but subject, in the case of the Borrower, to its indemnification obligations specified in Section 12.04); provided that, nothing in this Section 12.13 shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnified Party, as provided in Section 12.04, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party.
SECTION 12.14GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.
SECTION 12.15SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN THE BORROWER AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN

DOCUMENT; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE AND IN CONNECTION WITH THE LOAN DOCUMENTS, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.
SECTION 12.16[Reserved].
SECTION 12.17JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE BORROWER, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.
SECTION 12.18[Reserved].
SECTION 12.19Publicity. The Agent, the Arrangers, the Syndication Agents and the Documentation Agents may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos upon execution of trademark use agreements reasonably satisfactory to Borrower) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.
SECTION 12.20No Third Party Beneficiaries
. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.
SECTION 12.21Confidentiality. Each of the Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential and are bound by confidentiality restrictions customary for such arrangements); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement; (g) with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed); or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to the Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, the Agent may publish or disseminate general information describing this credit facility, including the names and addresses of the Borrower and a general description of the Borrower’s businesses, and may use Borrower’s logos, trademarks or product photographs in advertising materials, as provided in Section 12.19 (including upon execution of trademark use agreements reasonably satisfactory to the Borrower). As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable Person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. The Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws. For the avoidance of doubt, nothing in this Section 12.21 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12.21 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 12.22Patriot Act Notice. The Agent and the Lenders hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, the Agent and the Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Agent and the Lenders to identify it in accordance with the Patriot Act. The Agent and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management, such as legal name, address, social security number and date of birth.
SECTION 12.23Advice of Counsel. The Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.
SECTION 12.24Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.
SECTION 12.25Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent, any Letter of Credit Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent, such Letter of Credit Issuer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent, such Letter of Credit Issuer or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent, any Letter of Credit issuer or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent, such Letter of Credit Issuer or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent, any Letter of Credit Issuer or any Lender in such currency, the Agent, such Letter of Credit Issuer or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 12.26Right to Cure. The Agent may, in its discretion (solely in connection with exercising remedies hereunder), (a) cure any default by the Borrower under this Agreement or any other Loan Document that affects the Collateral, its value or the ability of the Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of the Agent and the Lenders therein or the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against the Borrower, (c) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which the Agent, in its Permitted Discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Agent and the Lenders with respect thereto. The Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the Borrower. Any payment made or other action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.
SECTION 12.27Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(c)a reduction in full or in part or cancellation of any such liability;
(d)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(e)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.
SECTION 12.28Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.
SECTION 12.29Keepwell. The Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Guaranty made by it in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that his Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 12.30Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Loan Parties and their respective Affiliates, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)the prohibited transaction exemption set forth in one or more prohibited transaction class exemptions issued by the U.S. Department of Labor, as any such exemption may be amended from time to time (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Loan Parties and their respective Affiliates, that neither the Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
SECTION 12.31Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 12.32Amendment and Restatement; No Novation. This Agreement (including the Exhibits and Schedules hereto) constitutes an amendment and restatement of the Original Credit Agreement (including the Exhibits and Schedules thereto) in its entirety, effective from and after the Closing Date and (i) all references to the Original Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Original Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement in any Loan Document other than this Agreement shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to reference to the Original Credit Agreement as amended and restated hereby. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders, the Letter of Credit Issuers, the Agent or any other Secured Parties under the Original Credit Agreement or of any other Obligations based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Original Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Original Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein and this Agreement is not intended to constitute and shall not constitute a novation of the Original Credit Agreement or any other Loan Document or any obligations and liabilities thereunder or any other Obligations. The guarantees made to the Agent for the benefit of the Secured Parties under the Original Credit Agreement, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed and the security interests and Liens in favor of the Agent for the benefit of the Secured Parties under the Original Credit Agreement, created under the Original Credit Agreement and the Security Documents entered into in connection with the Original Credit Agreement shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed. Each of the Loan Parties party hereto (on behalf of themselves and the other Loan Parties), the Agent and the Lenders acknowledges and agrees that (x) all Obligations under the Hedging Agreements as defined in the Original Credit Agreement that remain outstanding as of the Closing Date shall continue as Obligations for purposes of this Agreement, (y) all Obligations that constitute Bank Product Obligations as defined in the Original Credit Agreement that remain outstanding as of the Closing Date shall continue as Obligations for purposes of this Agreement and (z) the Letters of Credit that are outstanding immediately prior to the Closing Date shall constitute Letters of Credit hereunder.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.
BORROWER

THE TRADE DESK, INC

By:	/s/ Tahnil Davis
Name:	Tahnil Davis
Title:	Interim Chief Financial Officer, Chief Accounting Officer

[Signature Page to
the Amended & Restated Loan and Security Agreement]

LENDERS

PNC BANK, NATIONAL ASSOCIATION, as a Lender, a Letter of Credit Issuer

By:	/s/ Will Horstman
Name:	Will Horstman
Title:	Senior Vice President

[Signature Page to
the Amended & Restated Loan and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender and a Letter of Credit Issuer

By:	/s/ Laila Shehata
Name:	Laila Shehata
Title:	Assistant Vice President

[Signature Page to
the Amended & Restated Loan and Security Agreement]

BMO Bank, N.A., as a Lender

By:	/s/ Andreas Bubenzer-Paim
Name:	Andreas Bubenzer-Paim
Title:	Managing Director

[Signature Page to
the Amended & Restated Loan and Security Agreement]

KeyBank National Association, as a Lender

By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Senior Vice President

[Signature Page to
the Amended & Restated Loan and Security Agreement]

First-Citizens Bank & Trust Company, as a Lender

By:	/s/ Kelly Schramm
Name:	Kelly Schramm
Title:	Managing Director

[Signature Page to
the Amended & Restated Loan and Security Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alexis Granados
Name:	Alexis Granados
Title:	Vice President

[Signature Page to
the Amended & Restated Loan and Security Agreement]

HSBC Bank, USA, National Association, as a Lender

By:	/s/ Tim Haavaldsen
Name:	Tim Haavaldsen
Title:	Vice President

[Signature Page to
the Amended & Restated Loan and Security Agreement]

CITY NATIONAL BANK, as a Lender

By:	/s/ Brian Weber
Name:	Brian Weber
Title:	Senior Vice President

[Signature Page to
the Amended & Restated Loan and Security Agreement]

LEGACY LETTER OF CREDIT ISSUER

CITIBANK, N.A., as the Legacy Letter of Credit Issuer

By:	/s/ Shek Kablan
Name:	Shek Kablan
Title:	Authorized Signatory

[Signature Page to
the Amended & Restated Loan and Security Agreement]

AGENT

JPMORGAN CHASE BANK, N.A., as Agent, a Lender, a Letter of Credit Issuer and Swingline Lender

By:	/s/ Ryan Zimmerman
Name:	Ryan Zimmerman
Title:	Executive Director

[Signature Page to
the Amended & Restated Loan and Security Agreement]